Exhibit 99.1

CONVERSION VALUATION APPRAISAL REPORT
Prepared for:
Athens Bancshares Corporation
Athens, Tennessee

As Of:
August 19, 2009
Prepared By:
Keller & Company, Inc.
555 Metro Place North
Suite 524
Dublin, Ohio 43017
(614) 766-1426
KELLER & COMPANY

CONVERSION VALUATION APPRAISAL REPORT
Prepared for:
Athens Bancshares Corporation
Athens, Tennessee

As Of:
August 19, 2009

KELLER & COMPANY, INC.
FINANCIAL INSTITUTION CONSULTANTS
555 METRO PLACE NORTH
SUITE 524
DUBLIN, OHIO 43017

(614) 766-1426 (614) 766-1459 FAX
September 10, 2009
Board of Directors
Athens Federal Community Bank
106 Washington Avenue
Athens, Tennessee 37303
To the Board:
We hereby submit our independent appraisal of the pro forma market value of the to-be-issued stock of Athens Bancshares Corporation (the “Corporation”), which is the holding company of Athens Federal Community Bank (“Athens” or the “Bank”). Such stock is to be issued in connection with the application by the Corporation to complete a stock offering, with the Corporation to own 100 percent of the stock of the Bank. This appraisal, as of August 19, 2009, was prepared and provided to the Bank in accordance with the appraisal requirements and regulations of the Office of Thrift Supervision of the United States Department of the Treasury.
Keller & Company, Inc. is an independent, financial institution consulting firm that serves both thrift institutions and banks throughout the U.S. The firm is a full-service consulting organization, as described in more detail in Exhibit A, specializing in business and strategic plans, stock valuations, conversion and reorganization appraisals, market studies and fairness opinions for thrift institutions and banks. The firm has affirmed its independence in this transaction with the preparation of its Affidavit of Independence, a copy of which is included as Exhibit C.
Our appraisal is based on the assumption that the data provided to us by Athens and the material provided by the independent auditors, Hazlett, Lewis & Bieter, PLLC, are both accurate and complete. We did not verify the financial statements provided to us, nor did we conduct independent valuations of the Bank’s assets and liabilities. We have also used information from other public sources, but we cannot assure the accuracy of such material.
In the preparation of this appraisal, we held discussions with the management of Athens, with the law firm of Kilpatrick Stockton LLP, Washington, D.C., the Bank’s conversion counsel, and with Hazlett, Lewis & Bieter, PLLC, the Bank’s outside auditor. Further, we viewed the Bank’s local economy and primary market area and also reviewed the Bank’s most recent business plan as part of our review process.

Board of Directors
Athens Federal Community Bank
September 10, 2009

This valuation must not be considered to be a recommendation as to the purchase of stock in the Corporation, and we can provide no guarantee or assurance that any person who purchases shares of the Corporation’s stock will be able to later sell such shares at a price equivalent to the price designated in this appraisal.
Our valuation will be further updated as required and will give consideration to any new developments in Athens’ operation that have an impact on operations or financial condition. Further, we will give consideration to any changes in general market conditions and to specific changes in the market for publicly-traded thrift institutions. Based on the material impact of any such changes on the pro forma market value of the Corporation as determined by this firm, we will make necessary adjustments to the Corporation’s appraised value in an appraisal update.
It is our opinion that as of August 19, 2009, the pro forma market value or appraised value of the Corporation was $19,000,000 at the midpoint, with an offering of $18,000,000 or 1,800,000 shares at $10 per share and a contribution of 100,000 shares to the Athens Federal Foundation. The pro forma valuation range of the Corporation is from a minimum of $16,150,000 to a maximum of $21,850,000, with a maximum, as adjusted, of $25,127,500, representing 1,615,000 shares, 2,185,000 shares and 2,512,750 shares at $10 per share at the minimum, maximum, and maximum, as adjusted, respectively.
The pro forma appraised value of Athens Bancshares Corporation as of August 19, 2009, was $19,000,000 at the midpoint.
Very truly yours,
/s/ KELLER & COMPANY, INC.

TABLE OF CONTENTS (cont.)

LIST OF EXHIBITS

NUMERICAL
EXHIBITS		PAGE

1	Consolidated Balance Sheets — December 31, 2008, and June 30, 2009	76
2	Consolidated Balance Sheets — At December 31, 2004 through 2007	77
3	Consolidated Statements of Income for the Year Ended December 31, 2008, and for the Six Months Ended June 30, 2008 and 2009	78
4	Consolidated Statements of Income for the Years Ended December 31, 2004 through 2007	79
5	Selected Financial Information	80
6	Income and Expense Trends	81
7	Normalized Earnings Trends	82
8	Performance Indicators	83
9	Volume/Rate Analysis	84
10	Yield and Cost Trends	85
11	Net Portfolio Value	86
12	Loan Portfolio Composition	87
13	Loan Maturity Schedule	88
14	Loan Originations and Sales	90
15	Delinquent Loans	91
16	Nonperforming Assets	92
17	Classified Assets	93
18	Allowance for Loan Losses	94
19	Investment Securities	95
20	Mix of Deposits	96
21	Time Deposits Classified By Maturity and Rate	97
22	Deposit Activity	98
23	Borrowed Funds	98
24	Offices of Athens Federal Community Bank	100
25	Directors and Management of the Bank	101
26	Key Demographic Data and Trends	102
27	Key Housing Data	103
28	Major Sources of Employment	104
29	Unemployment Rates	105
30	Market Share of Deposits	106
31	National Interest Rates by Quarter	107
32	Thrift Stock Prices and Pricing Ratios	108
33	Key Financial Data and Ratios	115
34	Recently Fully Converted Thrift Institutions	122

LIST OF EXHIBITS (cont.)

NUMERICAL
EXHIBITS		PAGE

35	Acquisitions and Pending Acquisitions	123
36	Thrift Stock Prices and Pricing Ratio — Mutual Holding Companies	124
37	Key Financial Data and Ratios — Mutual Holding Companies	128
38	Balance Sheet — Comparable Group Selection	132
39	Operating Performance and Asset Quality Parameters — Comparable Group Selection	135
40	Balance Sheet Totals — Final Comparable Group	138
41	Operating Performance and Asset Quality Ratios — Final Comparable Group	139
42	Comparable Group Characteristics and Balance Sheet Totals	140
43	Balance Sheet — Asset Composition Most Recent Quarter	141
44	Balance Sheet — Liability and Equity Most Recent Quarter	142
45	Income and Expense Comparison Trailing Four Quarters	143

46	Income and Expense Comparison as a Percent of Average Assets — Trailing Four Quarters	144

47	Yields, Costs and Earnings Ratios Trailing Four Quarters	145
48	Dividends, Reserves and Supplemental Data	146
49	Valuation Analysis and Calculation	147
50	Comparable Group Market, Pricings and Financial Ratios	148

51	Projected Effect of Conversion Proceeds — Minimum	149
52	Projected Effect of Conversion Proceeds — Midpoint	150
53	Projected Effect of Conversion Proceeds — Maximum	151
54	Projected Effect of Conversion Proceeds — Maximum, as Adjusted	152
55	Summary of Valuation Premium or Discount	153

ALPHABETICAL EXHIBITS

A	Background and Qualifications	154
B	RB 20 Certification	155
C	Affidavit of Independence	159

INTRODUCTION
     Keller & Company, Inc. is an independent appraisal firm for financial institutions and has prepared this amended Conversion Valuation Appraisal Report (“Report”) to provide the pro forma market value of the to-be-issued common stock of Athens Bancshares Corporation (the “Corporation”), which will be formed as part of the conversion, to own all of the to-be-issued shares of common stock of Athens Federal Community Bank (“Athens Federal” or the “Bank”), Athens, Tennessee. The stock is to be issued in connection with the Bank’s application for approval of conversion from a federal chartered mutual savings bank to a federal chartered stock savings bank. The Corporation will also issue 8.0 percent of the stock in the offering to the Athens Federal Community Bank Foundation.
     The Application for Conversion is being filed with the Office of Thrift Supervision (“OTS”) of the Department of the Treasury and the Securities and Exchange Commission (“SEC”). We have reviewed such Application for Conversion as well as the Prospectus and related documents, and have discussed them with the Bank’s management and the Bank’s conversion counsel, Kilpatrick Stockton LLP, Washington, D.C.
     This conversion appraisal was prepared based on the guidelines provided by OTS entitled “Guidelines for Appraisal Reports for the Valuation of Savings Institutions Converting from the Mutual to Stock Form of Organization”, in accordance with the OTS application requirements of Regulation §563b and the OTS’ Revised Guidelines for Appraisal Reports, and represents a full appraisal report. The Report provides detailed exhibits based on the Revised Guidelines and a discussion of each of the factors that need to be considered. Our valuation will be updated in accordance with the Revised Guidelines and will consider any changes in market conditions for thrift institutions.
     The pro forma market value is defined as the price at which the stock of the Corporation after conversion would change hands between a typical willing buyer and a typical willing seller when the former is not under any compulsion to buy and the latter is not under any compulsion

Introduction (cont.)
to sell, and with both parties having reasonable knowledge of relevant facts in an arm’s-length transaction. The appraisal assumes the Bank is a going concern and that the shares issued by the Corporation in the conversion are sold in noncontrol blocks.
     As part of our appraisal procedure, we have reviewed the audited financial statements for the five years ended December 31, 2008, and the unaudited financial statements for the six months ended June 30, 2008 and 2009, and discussed them with Athens Federal’s management and with Athens Federal’s independent auditors, Hazlett, Lewis & Bieter, PLLC, Chattanooga, Tennessee. We have also discussed and reviewed with management other financial matters and have reviewed internal projections. We have reviewed the Corporation’s preliminary Form S-1 and the Bank’s preliminary Form AC and discussed them with management and with the Bank’s conversion counsel.
     To gain insight into the Bank’s local market condition, we have visited Athens Federal’s main office and six branch offices and have traveled the surrounding area in McMinn, Meigs, Monroe, Polk and Bradley Counties. We have studied the economic and demographic characteristics of the primary market area, and analyzed the Bank’s primary market area relative to Tennessee and the United States. We have also examined the competitive market within which Athens Federal operates, giving consideration to the area’s numerous financial institution offices, mortgage banking offices, and credit union offices and other key market area characteristics, both positive and negative.
     We have given consideration to the market conditions for securities in general and for publicly-traded thrift stocks in particular. We have examined the performance of selected publicly-traded thrift institutions and compared the performance of Athens Federal to those selected institutions.

Introduction (cont.)
     Our valuation is not intended to represent and must not be interpreted to be a recommendation of any kind as to the desirability of purchasing the to-be-outstanding shares of common stock of the Corporation. Giving consideration to the fact that this appraisal is based on numerous factors that can change over time, we can provide no assurance that any person who purchases the stock of the Corporation in the stock offering in this mutual-to-stock conversion will subsequently be able to sell such shares at prices similar to the pro forma market value of the Corporation as determined in this conversion appraisal.

I. DESCRIPTION OF ATHENS FEDERAL COMMUNITY BANK
GENERAL
     Athens Federal Community Bank was organized in 1934 as a federal-chartered mutual savings and loan association with the name Athens Federal Savings and Loan Association. In 1999, Athens Federal converted to a federal mutual savings bank and changed its name to Athens Federal Community Bank.
     Athens Federal conducts its business from its main office in Athens and its six branch offices, one in Athens two in Cleveland, and single offices in Etowah, Madisonville and Sweetwater. The Bank has eight additional ATMs located in McMinn, Bradley and Polk Counties. The Bank’s primary market area is focused on McMinn, Meigs, Monroe, Polk and Bradley Counties. The Bank has one additional loan production office in Athens. The Bank also has two active subsidiaries, Southland Finance Company and Valley Title Services, LLC.
     Athens Federal’s deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation (“FDIC”) in the Deposit Insurance Fund (“DIF”). The Bank is also subject to certain reserve requirements of the Board of Governors of the Federal Reserve Bank (the “FRB”). Athens Federal is a member of the Federal Home Loan Bank (the “FHLB”) of Cincinnati and is regulated by the OTS and by the FDIC. As of June 30, 2009, Athens Federal had assets of $243,011,000, deposits of $202,920,000 and equity of $25,331,000.
     Athens Federal has been principally engaged in the business of serving the financial needs of the public in its local communities and throughout its primary market area as a community-oriented institution. Athens Federal has been involved in the origination of residential mortgage loans secured by one- to four-family dwellings, which represented 30.8 percent of its loan originations during the year ended December 31, 2008, followed by construction loan originations, which represented a lesser 23.1 percent of loan originations in the year ended December 31, 2008.

General (cont.)
     At June 30, 2009, 38.5 percent of its gross loans consisted of residential real estate loans on one- to four-family dwellings, excluding home equity loans, compared to a larger 48.2 percent at December 31, 2004, with the primary sources of funds being retail deposits from residents in its local communities. The Bank is also an originator of multi-family and nonresidential loans, construction loans, home equity loans, consumer loans, and commercial loans. Consumer loans include automobile loans, boat loans, loans on deposit accounts and other secured and unsecured personal loans.
     The Bank had cash and investments of $19.7 million, or a modest 8.1 percent of its assets, excluding FHLB stock of $2,899,000 or 1.19 percent of assets at June 30, 2009. The Bank also had $12.7 million of its investments in mortgage-backed and related securities representing 5.2 percent of assets. Deposits, FHLB advances and equity have been the primary sources of funds for the Bank’s lending and investment activities.
     Based on the midpoint value established herein, the Bank’s gross amount of stock to be sold in the public offering will be $18,000,000 or $1,800,000 shares at $10 per share, based on the midpoint of the appraised value of $18.0 million, excluding the 100,000 shares to be issued to the Foundation. The net conversion proceeds will be $16.5 million, net of conversion expenses of approximately $1,500,000. The actual cash proceeds to the Bank of $8.25 million will represent 50.0 percent of the net conversion proceeds. The ESOP will represent 8.0 percent of the gross shares issued or 144,000 shares at $10 per share, representing $1,440,000 or 8.0 percent of the total value. The Bank’s net proceeds will be used to fund new loans and to invest in securities following their initial deployment to short term investments. The Bank may also use the proceeds to expand services, expand operations or acquire other financial service organizations, diversify into other businesses, or for any other purposes authorized by law. The Corporation will use its proceeds to fund the ESOP and to invest in short-term deposits.
The Corporation will also issue 5.6 percent of its shares or 100,000 shares to the Athens Federal Foundation.

General (cont.)
     The Bank has experienced a strong deposit increase over the past two fiscal years with deposits increasing 20.8 percent from December 31, 2006, to December 31, 2008, or an average of 10.4 percent per year. From December 31, 2008, to June 30, 2009, deposits then decreased by $3.6 million or 1.7 percent compared to an increase of $9.1 million or 4.6 percent in fiscal year 2008.
     The Bank has focused on strengthening its loan activity during the past five years, monitoring its net interest margin and earnings, controlling its nonperforming assets and maintaining a reasonable equity to assets ratio. Equity to assets decreased from 10.81 percent of assets at December 31, 2004, to 9.65 percent at December 31, 2008, and then increased to 10.42 percent at June 30, 2009. It should be noted that total equity increased in dollars from $19.7 million at December 31, 2004, to $25.3 million at June 30, 2009, but represented a lower ratio to assets due to the Bank’s strong growth in assets.
     The primary lending strategy of Athens Federal has been to focus on the origination of residential real estate loans and nonresidential loans, with a recent increase in multi-family and construction loan activity.
     The Bank’s share of one- to four-family residential mortgage loans decreased modestly from 48.2 percent of gross loans at December 31, 2004, to 38.5 percent as of June 30, 2009. Nonresidential loans increased from 16.5 percent of loans to 18.0 percent from December 31, 2004, to June 30, 2009. Multi-family loans increased from 0.8 percent of loans to 7.3 percent of loans, from December 31, 2004, to June 30, 2009. All types of real estate loans as a group experienced a modest increase, rising from 75.9 percent of gross loans at December 31, 2004, to 81.1 percent at June 30, 2009. The strong share of real estate loans was due to the Bank’s smaller shares of commercial loans and consumer loans, which include home equity loans. The Bank’s share of consumer loans experienced a modest decrease in their share of loans from 17.6 percent at December 31, 2004, to 12.9 percent at June 30, 2009, but the dollar balance of consumer loans

General (cont.)
increased from $21.8 million to $25.8 million. The Bank’s share of commercial loans decreased from 6.5 percent at December 31, 2004, to 6.1 percent at June 30, 2009.
     Management’s internal strategy has also included continued emphasis on maintaining an adequate and appropriate allowance for loan losses relative to loans and relative to nonperforming assets in recognition of the more stringent requirements within the industry to establish and maintain higher general valuation allowances, but recognizing the Bank’s lower balance of higher risk loans and lower charge-offs. At December 31, 2004, Athens Federal had $1,895,000 in its loan loss allowance or 1.52 percent of gross loans, and 893.9 percent of nonperforming assets with the allowance increasing to $2,758,000 and representing a lower 1.39 percent of gross loans and a lower but still strong 256.3 percent of nonperforming assets at June 30, 2009.
     The basis of earnings for the Bank has been interest income from loans and investments with the net interest margin being the key determinant of net earnings with less emphasis on noninterest income. With a primary dependence on net interest margin for earnings, current management will focus on striving to strengthen the Bank’s net interest margin without undertaking excessive credit risk combined with controlling the Bank’s interest risk position and striving to continue to increase noninterest income.

PERFORMANCE OVERVIEW
     The financial position of Athens Federal at June 30, 2009, and at year end December 31, 2004 through 2008, is shown in Exhibits 1 and 2, and the earnings performance of Athens Federal for the six months ended June 30, 2008 and 2009, and for the years ended December 31, 2004 through 2008, is shown in Exhibits 3 and 4. Exhibit 5 provides selected financial data for Athens Federal at June 30, 2008 and 2009, and at December 31, 2004, 2005, 2006, 2007 and 2008. It has been Athens Federal’s objective to increase its loans, deposits, and equity from December 31, 2004, through June 30, 2009. The most recent impact of these trends, recognizing the declining trend in interest rates, was a modest decrease in assets, a modest decrease in FHLB advances, modest decreases in investments and deposits, with a modest decrease in loans, from December 31, 2008, to June 30, 2009. Athens Federal also experienced a modest increase in the dollar amount of equity during that period. The Bank’s decrease in assets was $8.0 million or 3.2 percent from December 31, 2008, to June 30, 2009.
     During the past five fiscal years, the Bank experienced its largest dollar increase in assets of $21.9 million in fiscal year 2006, which represented a strong 11.5 percent increase in assets due to an $18.6 million increase in loans, accented by a $9.4 million increase in cash and deposits reduced by a $6.2 million decrease in investments. Such increase in assets was succeeded by an $18.0 million or 8.5 percent increase in assets in fiscal 2007 and a $20.6 million increase in 2008. In the six months ended June 30, 2009, assets decreased $8.0 million or 3.2 percent.
     Athens Federal’s loan portfolio, which includes mortgage loans and nonmortgage loans, increased from $124.2 million at December 31, 2004, to $216.1 million at December 31, 2008, and represented a total increase of $91.9 million or 74.0 percent. For the six months ended June 30, 2009, loans decreased by $15.4 million or 7.1 percent to $200.7 million.
     Athens Federal has obtained funds through deposits and through the use of FHLB advances and securities sold under repurchase agreements. The Bank’s competitive rates for deposits and seven offices in its local market in conjunction with its focus on service have been

Performance Overview (cont.)
the sources for attracting retail deposits. Deposits increased a strong $61.9 or 42.8 percent from December 31, 2004, to December 31, 2008. For the six months ended June 30, 2009, deposits decreased by $3.6 million or 1.7 percent. The Bank’s largest deposit growth period was in the fiscal year ended December 31, 2007, when deposits increased $26.9 million or a strong 15.4 percent.
     The Bank experienced an increase in the dollar amount of its equity in each fiscal year from 2004 to 2008, and also experienced a modest increase in equity from December 31, 2008, to June 30, 2009. The dollar amount of equity increased 22.7 percent from December 31, 2004, to December 31, 2008, and then increased 4.6 percent from December 31, 2008, through June 30, 2009. At December 31, 2004, the Bank had equity of $19.7 million, representing a 10.80 percent equity to assets ratio and then increased to $24.2 million at December 31, 2008, representing a lower 9.6 percent equity to assets ratio due to the Bank’s growth in assets. At June 30, 2009, equity was a higher $25.3 million and a higher 10.42 percent of assets due to the Bank’s shrinkage in assets and deposits.
INCOME AND EXPENSE
     Exhibit 6 presents selected operating data for Athens Federal, providing selected income and expense data in dollars for the fiscal years of 2004 through 2008, and for the six months ended June 30, 2008 and 2009.
     Athens Federal experienced a steady increase in its dollar amount of interest income from fiscal 2004 to fiscal 2008. Interest income was $9.6 million in 2004 and a larger $15.6 million in 2008, representing an increase of $6.0 million or 61.8 percent or 15.5 percent a year.
     The Bank’s interest expense also experienced a steady increase from fiscal year 2004 to 2008. Interest expense increased from $3.8 million in 2004 to $7.1 million in 2008, representing

Income and Expense (cont.)
an increase of $3.3 million or 86.8 percent, resulting in an increase in net interest income. Net interest income increased $2.6 million or 44.0 percent from 2004 to 2008. In the six months ended June 30, 2009, compared to the six months ended June 30, 2008, there was a modest decrease in interest income of $325,000, notwithstanding the decrease in interest expense of $672,000, resulting in a dollar increase in net interest income of $347,000 or 8.3 percent for the six months ended June 30, 2009, and a moderate increase in net interest margin.
     The Bank has made provisions for loan losses in each of the past five fiscal years of 2004 through 2008. The Bank also made provisions in the six months ended June 30, 2009. The provisions were determined in recognition of the Bank’s nonperforming assets, charge-offs, repossessed assets, and local market conditions. The Bank had provisions of $267,000, $341,000, $704,000, $443,000 and $761,000 in fiscal years 2004, 2005, 2006, 2007 and 2008, respectively, and $118,000 in the six months ended June 30, 2009. The Bank had net charge-offs of $202,000 in 2004, $177,000 in 2005, $189,000 in 2006, $481,000 in 2007, $243,000 in 2008 with net charge-offs of $443,000 in the six months ended June 30, 2009. The impact of these provisions and net charge-offs has been to provide Athens Federal with a general valuation allowance of $2,758,000 at June 30, 2009, or 1.41 percent of gross loans and 256.3 percent of nonperforming assets.
     Total other income or noninterest income indicated an increase from fiscal year 2004 to fiscal year 2008. In the year ended December 31, 2004, noninterest income was $2.4 million or 1.30 percent of assets. In the year ended December 31, 2008, noninterest income was a larger $4.2 million, representing a higher 1.66 percent of assets with the increase due primarily to higher service fee income, title insurance income and loan fees. For the twelve months ended June 30, 2009, noninterest income was $4,465,000 or 1.84 percent of assets. Noninterest income consists primarily of service charges, loan servicing fees, title insurance income, loan fees, BOLI income and annuity income.

Income and Expense (cont.)
     The Bank’s general and administrative expenses or noninterest expenses increased from $5.9 million for the fiscal year of 2004 to $10.3 million for the fiscal year ended December 31, 2008, representing an increase of 74.6 percent. The higher increase is due to the Bank’s expansion in its office network and services provided. On a percent of average assets basis, operating expenses increased from 3.27 percent of average assets for the fiscal year ended December 31, 2004, to 4.18 percent for the fiscal year ended December 31, 2008, and then increased to 4.32 percent for the six months ended June 30, 2009, annualized.
     The net earnings position of Athens Federal has indicated moderate volatility. The annual net income figures for the fiscal years ended December 31, 2004, 2005, 2006, 2007 and 2008, were $1,364,000, $1,200,000, $884,000, $1,120,000 and $1,110,000, respectively, representing returns on average assets of 0.75 percent, 0.65 percent, 0.44 percent, 0.50 percent and 0.45 percent for fiscal years 2004, 2005, 2006, 2007 and 2008, respectively. For the six months ended June 30, 2009, Athens Federal had net income of $1,083,000, representing a return on average assets of 0.87 percent, annualized, and for the twelve months ended June 30, 2009, Athens Federal had net income of $1,729,000, representing a return on average assets of 0.70 percent.
     Exhibit 7 provides the Bank’s normalized earnings or core earnings for the twelve months ended June 30, 2009. The Bank’s normalized earnings eliminate any nonrecurring income and expense items. There was one adjustment to earnings, a reduction in provision for loan losses by $153,000, resulting in core earnings of $1,837,000.
     Key performance indicators, including asset quality ratios and capital ratios are shown in Exhibit 8. The Bank’s return on assets decreased modestly from 0.75 percent in 2004, to 0.45 percent in fiscal year 2008 and then increased to 0.87 percent in the six months ended June 30, 2009, annualized.

Income and Expense (cont.)
     The Bank’s return on average equity decreased from 2004 to 2008. The return on average equity decreased from 7.22 percent in 2004 to 4.72 percent in fiscal year 2008 and than increased to 8.68 percent for the six months ended June 30, 2009, annualized.
     The Bank’s net interest rate spread increased from 3.32 percent in 2004 to 3.51 percent in 2008 and then increased to 3.71 percent for the six months ended June 30, 2009, annualized. The Bank’s net interest margin indicated a rising trend, increasing from 3.50 percent in 2004 to 3.74 percent in 2008, and then increased to 3.92 percent for the six months ended June 30, 2009. Athens Federal’s net interest rate spread increased 19 basis points from 2004 to 2008 and then increased 20 basis points in the first six months of fiscal 2009. The Bank’s net interest margin followed a rising trend, increasing 24 basis points from 2004 to 2008 and then increased 18 basis points in the first six months of fiscal 2009.
     Athens Federal’s ratio of interest-earning assets to interest-bearing liabilities increased slightly from 107.66 percent at December 31, 2004, to 108.03 percent at June 30, 2009. The Bank’s rise in its ratio of interest-earning assets to interest-bearing liabilities is primarily the result of the Bank’s rise in its earning assets.
     As discussed previously, the Bank’s ratio of noninterest expenses to average assets increased from 3.28 percent in fiscal year 2004 to 4.18 percent in fiscal year 2008 and then increased to 4.32 percent for the six months ended June 30, 2009, annualized. Another key noninterest expense ratio reflecting efficiency of operation is the ratio of noninterest expenses to noninterest income plus net interest income, referred to as the “efficiency ratio.” The industry norm is 60.1 percent with a lower ratio indicating greater efficiency. Historically, the Bank has been characterized by lower efficiency, reflected in its higher efficiency ratio, which increased from 72.50 percent in 2004 to 81.30 percent in 2008 and then decreased to 77.03 percent for the six months ended June 30, 2009, annualized.

Income and Expense (cont.)
     Earnings performance can be affected by an institution’s asset quality position. The ratio of nonperforming loans to total loans and the ratio of nonperforming assets to assets are two fundamental indicators of asset quality. Athens Federal experienced an increase in its ratios of nonperforming loans and assets to both loans and total assets from 2004 to 2008, and then a decrease in the six months ended June 30, 2009. Nonperforming assets consist of real estate owned, loans delinquent 90 days or more but still accruing, and nonaccruing loans. The Bank’s ratio of nonperforming assets to total assets was 0.44 percent at June 30, 2009, after increasing from 0.11 percent at December 31, 2004, to 1.76 percent at December 31, 2008, and the Bank’s ratio of nonperforming loans to loans increased from 0.07 percent at December 31, 2004, 2.08 percent at December 31, 2008, and then decreased to 0.41 percent at June 30, 2009.
     Two other indicators of asset quality are the Bank’s ratios of allowance for loan losses to total loans and also to nonperforming loans. The Bank’s allowance for loan losses was 1.52 percent of loans at December 31, 2004, and a lower 1.39 percent at June 30, 2009. Athens Federal’s allowance for loan losses to nonperforming loans was 2,285.64 percent at December 31, 2004, and a lower 345.04 percent at June 30, 2009.
     Exhibit 9 provides the changes in net interest income due to rate and volume changes for the fiscal years of 2007 and 2008 and the six months ended June 30, 2009. In fiscal year 2007, net interest income increased $858,000, due to an increase in interest income of $2,682,000, reduced by a $1,824,000 increase in interest expense. The increase in interest income was due to an increase due to volume of $1,274,000, accented by an increase due to rate of $1,408,000. The increase in interest expense was due to a $813,000 increase due to volume, accented by a $1,011,000 increase due to rate.
     In fiscal year 2008, net interest income increased $90,000, due to an increase in interest income of $122,000, reduced by an increase in interest expense of $32,000. The increase in interest income was due to an increase due to volume of $1,677,000, reduced by a decrease due

Income and Expense (cont.)
to rate of $1,555,000. The increase in interest expense was due to a $688,000 increase due to volume, reduced by a $656,000 decrease due to rate.
     For the six months ended June 30, 2009, net interest income increased $347,000, due to a decrease in interest income of $325,000, offset by a larger $672,000 decrease in interest expense. The decrease in interest income was due to a decrease due to rate of $837,000, reduced by an increase due to volume of $512,000. The decrease in interest expense was due to an $805,000 decrease due to rate, reduced by a $133,000 increase due to volume.

YIELDS AND COSTS
     The overview of yield and cost trends for the fiscal years ended December 31, 2006, 2007 and 2008, the six months ended June 30, 2008 and 2009, and at June 30, 2009, can be seen in Exhibit 10, which offers a summary of yields on interest-earning assets and costs of interest-bearing liabilities.
     Athens Federal’s weighted average yield on its loan portfolio increased 51 basis points from fiscal year 2006 to 2007, from 7.67 percent to 8.18 percent, then decreased 72 basis points from fiscal 2007 to 2008, from 8.18 percent to 7.46 percent and then decreased 45 basis points to 7.01 percent for the six months ended June 30, 2009. The yield on investment securities increased 35 basis points from fiscal year 2006 to 2007, from 4.16 percent to 4.51 percent, then decreased 5 basis points from fiscal year 2007 to 2008, from 4.51 percent to 4.46 percent, and then decreased 4 basis points to 4.42 percent for the six months ended June 30, 2009. The yield on mortgage-backed securities increased 82 basis points from fiscal year 2006 to 2007, from 4.0 percent to 4.82 percent, then increased 24 basis points from fiscal year 2007 to 2008, from 4.82 percent to 5.04 percent, and then decreased 7 basis points to 4.97 percent for the six months ended June 30, 2009. The yield on interest-bearing deposits increased 172 basis points from fiscal year 2006 to 2007, from 3.15 percent to 4.87 percent, then decreased 227 basis points from fiscal year 2007 to 2008, from 4.87 percent to 2.60 percent, and then decreased 134 basis points to 1.26 percent for the six months ended June 30, 2009. The combined weighted average yield on all interest-earning assets increased 53 basis points to 7.47 percent from fiscal year 2006 to 2007, then decreased 58 basis points from fiscal year 2007 to 2008, to 6.89 percent and then decreased 36 basis points to 6.53 percent for the six months ended June 30, 2009.
     Athens Federal’s weighted average cost of interest-bearing liabilities increased 56 basis points to 3.71 percent from fiscal year 2006 to 2007, which was greater than the Bank’s 53 basis point increase in yield, resulting in a decrease in the Bank’s net interest rate spread of 3 basis points from 3.79 percent to 3.76 percent from 2006 to 2007. The Bank’s net interest margin decreased from 4.07 percent in fiscal year 2006 to 4.03 percent in fiscal year 2007, representing a decrease of 4 basis points. The Bank’s cost of funds decreased 33 basis points to 3.38 percent

Yields and Costs (cont.)
compared to a 58 basis point decrease in the Bank’s yield on earning assets in fiscal 2008. As a result, the Bank’s net interest rate spread decreased 25 basis points to 3.51 percent, and the Bank’s net interest margin decreased 29 basis points to 3.74 percent in fiscal 2008. In the six months ended June 30, 2009, the Bank’s net interest rate spread increased 20 basis points to 3.71 percent, and the Bank’s net interest margin increased 18 basis points to 3.92 percent. At June 30, 2009, the Bank’s net interest rate spread was a higher 3.77 percent.
INTEREST RATE SENSITIVITY
     Athens Federal monitors its interest rate sensitivity position and has focused on maintaining a moderate level of interest rate risk exposure. Athens Federal has a larger share of adjustable-rate loans to reduce its interest rate risk exposure. Athens Federal recognizes the thrift industry’s historically higher interest rate risk exposure, which caused a negative impact on earnings and net portfolio value of equity in the past as a result of significant fluctuations in interest rates, specifically rising rates in the past. Such exposure was due to the disparate rate of maturity and/or repricing of assets relative to liabilities commonly referred to as an institution’s “gap.” The larger an institution’s gap, the greater the risk (interest rate risk) of earnings loss due to a decrease in net interest margin and a decrease in net portfolio value of equity or portfolio loss. In response to the potential impact of interest rate volatility and negative earnings impact, many institutions have taken steps to minimize their gap position. This frequently results in a decline in the institution’s net interest margin and overall earnings performance.
     The Bank measures its interest rate risk through the use of its net portfolio (“NPV”) of the expected cash flows from interest-earning assets and interest-bearing liabilities and any off-balance sheets contracts. The NPV for the Bank is calculated on a quarterly basis by the OTS, showing the Bank’s NPV to asset ratio and the change in the NPV ratio for the Bank under rising

Interest Rate Sensitivity (cont.)
and falling interest rates. Such changes in NPV ratio under changing rates are reflective of the Bank’s interest rate risk exposure.
     There are numerous factors which have a measurable influence on interest rate sensitivity in addition to changing interest rates. Such key factors to consider when analyzing interest rate sensitivity include the loan payoff schedule, accelerated principal payments, investment maturities, deposit maturities and deposit withdrawals.
     Exhibit 11 provides the Bank’s NPV levels and ratios as of June 30, 2009, based on OTS’ calculations and the changes in the Bank’s NPV levels under rising and declining interest rates. The focus of this exposure table is a 200 basis point rise in interest rates and a 100 basis point decrease in interest rates.
     The Bank’s percentage change in its NPV level at June 30, 2009, based on a rise in interest rates of 100 basis points was a 2.0 percent increase, representing a dollar increase in equity value of $752,000. In contrast, based on a decline in interest rates of 100 basis points, the Bank’s NPV level was estimated to decrease 4.0 percent or $1,283,000 at June 30, 2009. The Bank’s exposure indicates a 3.0 percent increase based on a 200 basis point rise in interest rates, representing a dollar increase of $1,017,000.
     The Bank’s post shock NPV to asset ratio based on a 200 basis point rise in interest rates is 13.16 percent and indicates a 53 basis point increase from its 12.63 percent ratio based on no change in interest rates.
     The Bank is aware of its minimal interest rate risk exposure under rapidly rising rates and minimal exposure under falling rates. The Bank plans to maintain its balance and share of adjustable-rate commercial real estate loans as well as one-year and three-year ARM loans. The Bank will focus on increasing its post shock NPV ratio, recognizing the planned stock offering will immediately strengthen the Bank’s post shock NPV ratio.

LENDING ACTIVITIES
     Athens Federal has focused its lending activity on the origination of conventional mortgage loans secured by one- to four-family dwellings, nonresidential loans, construction loans, multi-family loans, consumer and home equity loans and commercial business loans. Exhibit 12 provides a summary of Athens Federal’s loan portfolio, by loan type, at December 31, 2004, 2005, 2006, 2007 and 2008, and at June 30, 2009.
     The primary and predominant loan type for Athens Federal has been residential loans secured by one- to four-family dwellings, representing a moderate 39.5 percent of the Bank’s gross loans as of June 30, 2009. The share of this loan type has decreased from 48.9 percent at December 31, 2004, but increased from 37.6 percent at December 31, 2008. The second largest real estate loan type as of June 30, 2009, was nonresidential loans, which constituted a moderate 18.5 percent of gross loans compared to 16.7 percent as of December 31, 2004, and 16.1 percent as of December 31, 2008. The third largest real estate loan category as of June 30, 2009, was land loans, which represented a modest 8.7 percent of gross loans compared to a lesser 5.6 percent as of December 31, 2004. The fourth largest real estate loan type as of June 30, 2009, was multi-family loans, which represented 7.5 percent of total loans compared to 0.8 percent at December 31, 2004. These four real estate loan categories represented a strong 74.2 percent of gross loans at June 30, 2009, compared to a smaller 72.0 percent of gross loans at December 31, 2004, and a smaller 64.7 percent at December 31, 2008.
     Nonmortgage consumer loans, which include home equity loans and lines of credit, represented a moderate 13.2 percent of gross loans at June 30, 2009, compared to 17.8 percent at December 31, 2004, and a slightly larger 13.8 percent at December 31, 2008. The Bank’s consumer loans include automobile loans, home equity loans, boat loans, recreational vehicle loans, savings account loans and secured and unsecured personal loans.
     Commercial loans represented a modest 6.2 percent of gross loans at June 30, 2009, compared to 6.6 percent at December 31, 2004, and 7.3 percent at December 31, 2008. The Bank’s overall mix of loans has changed moderately from December 31, 2004, to June 30, 2009,

Lending Activities (cont.)
with the share of one- to four-family loans decreasing, offset by increases in multi-family loans, construction loans and land loans.
     The focus of Athens Federal’s residential mortgage loan activity is on properties located in Athens Federal’s primary market area of McMinn, Meigs, Monroe, Polk and Bradley Counties. The Bank offers fixed-rate residential mortgage loans and adjustable-rate residential mortgage loans. Fixed-rate residential mortgage loans have a maximum term of 30 years with most originations today having terms of 15 years, 20 years or 30 years. The Bank’s fixed-rate residential mortgage loans conform to FHLMC underwriting standards. The Bank’s ARM residential loans have initial terms of one year, three years or five years. The Bank also has balloon loans with terms of three years, five years and seven years and amortization periods of fifteen years and thirty years.
     The normal loan-to-value ratio for conventional mortgage loans to purchase or refinance one-to four-family dwellings generally does not exceed 80.0 percent at Athens Federal, even though the Bank is permitted to make loans up to a 90.0 percent loan-to-value ratio for first mortgage loans on owner-occupied one- to four-family dwellings, including construction loans of the same type. While the Bank does make loans up to 90.0 percent of loan-to-value, the Bank may require private mortgage insurance for the amount in excess of the 80.0 percent loan-to-value ratio.
     Mortgage loans originated by the Bank include due-on-sale clauses enabling the Bank to adjust rates on fixed-rate loans in the event the borrower transfers ownership. The Bank also requires an escrow account for insurance and taxes on most loans.
     Athens Federal has also been an originator of fixed-rate and adjustable-rate nonresidential loans and multi-family loans in the past and will continue to make multi-family and nonresidential loans. As previously indicated, the Bank had a combined total of $50.8 million in nonresidential

Lending Activities (cont.)
and multi-family loans at June 30, 2009, representing 26.0 percent of gross loans, compared to a lesser $21.4 million or 17.5 percent of gross loans at December 31, 2004. The major portion of nonresidential and multi-family loans are secured by apartment buildings, small retail establishments, churches, farms and small office buildings, and other owner-occupied properties used for business. The multi-family and nonresidential loans are fully amortizing with a term of up to 20 years. The maximum loan-to-value ratio does not exceed 75.0 percent.
     The Bank has become more active in construction loans, including residential, nonresidential and multi-family construction loans. The Bank had $12.4 million in construction loans at June 30, 2009, with 64.5 percent of construction loans being residential construction loans and 34.7 percent being multi-family construction loans. The Bank has also become more active in land loans, which totaled $17.0 million and represented 8.7 percent of loans. These loans increased a moderate $10.9 million from December 31, 2008, to June 30, 2009.
     The Bank also originates home equity loans and home equity lines of credit. Home equity loans normally have a term of 5 years. Home equity lines of credit have an adjustable interest rate equal to one percentage point above the prime rate published by The Wall Street Journal and a loan-to-value ratio of no more than 90.0 percent of value. Home equity lines of credit have a term of up to five years and totaled $14.8 million at June 30, 2009..
     Athens Federal is an originator of other consumer loans, with all consumer loans, including home equity loans, totaling $25.8 million at June 30, 2009, representing 13.2 percent of gross loans. The focus of the Bank’s other consumer loans is automobile loans, farm equipment loans, boat loans, recreational vehicle loans, savings account loans and secured and unsecured personal loans.
     Exhibit 13 provides a loan maturity schedule and breakdown and summary of Athens Federal’s loans by fixed or adjustable-rate, indicating a predominance of fixed-rate loans. It should be noted, however, that a significant share of the loans classified as having fixed rates are

Lending Activities (cont.)
residential mortgage loans with longer contractual maturities. At June 30, 2009, the Bank had a moderate 23.1 percent of its loans due on or before June 30, 2010, or in one year or less, with a strong 57.7 percent due by June 30, 2014, in one to five years. Athens Federal had a strong 65.1 percent of loans in adjustable-rate loans and 34.9 percent in fixed-rate loans at June 30, 2009.
     As indicated in Exhibit 14, Athens Federal experienced a moderate increase in its nonresidential loan originations and total loan originations from fiscal year 2006 to 2008 with modest activity in loans purchased and loans sold. Total loan originations in fiscal year 2006 were $89.8 million compared to a larger $94.6 million in fiscal year 2008, reflective of a large increase in consumer loans and moderate increases in residential, nonresidential and land loans originated. Consumer loans originated increased from $11.3 million to $22.7 million, while residential loans originated decreased from $26.9 million to $20.6 million, nonresidential loans originated increased from $8.8 million to $9.7 million and land loans decreased from $5.0 million to $4.0 million in originations. The increase in consumer loan originations from 2006 to 2008 of $11.4 million represented 237.5 percent of the $4.8 million aggregate increase in total loan originations from 2006 to 2008, due to the decrease in residential loan originations, which decreased $6.3 million.
     The Bank also had loan purchases of $1.0 million in 2006, $4.6 million in 2007 and $1.0 million in 2008.
     Overall, loan originations and purchases exceeded principal payments, loan sales and other reductions in fiscal 2006, 2007 and 2008. In fiscal 2006, loan originations and purchases exceeded reductions by $19.0 million, exceeded reductions by $21.6 million in fiscal 2007 and exceeded reductions by $18.5 million in 2008.
     During the six months ended June 30, 2009, loan originations totaled $34.4 million compared to $48.6 million in the six months ended June 30, 2008. Loan originations and

Lending Activities (cont.)
purchases fell short of principal repayments and loan sales by $4.6 million for the six months ended June 30, 2009, compared to exceeding them by $3.8 million for the six months ended
June 30, 2008.
NONPERFORMING ASSETS
     Athens Federal understands asset quality risk and the direct relationship of such risk to delinquent loans and nonperforming assets, including real estate owned. The quality of assets has been a key concern to financial institutions through many regions of the country. A number of financial institutions have been confronted with rapid increases in their nonperforming assets in 2008 and 2009 and have been forced to recognize significant losses, setting aside major valuation allowances.
     A sharp increase in nonperforming assets has often been related to specific regions of the country and has frequently been associated with higher risk loans, including nonresidential loans, construction loans and nonowner-occupied single-family loans. Athens Federal experienced a moderate increase in nonperforming assets from December 31, 2004, to June 30, 2009.
     It is normal procedure for Athens Federal’s board to review all delinquent loans on a monthly basis, to assess their collectibility and to initiate any direct contact with borrowers. When a loan is delinquent 15 days, the Bank sends a notice to the borrower. If the borrower remains delinquent for 30 days, a formal letter is sent to the borrower.
     If the loan remains delinquent 60 days or more, the borrower may be sent a letter from the Bank’s attorney, and collection proceedings may commence. If a foreclosure action is instituted and the loan is not brought current, paid in full, or refinanced before the foreclosure sale, the real property securing the loan is generally sold at foreclosure.

Nonperforming Assets (cont.)
     Exhibit 15 provides a summary of Athens Federal’s delinquent loans at December 31, 2006, 2007 and 2008, and at June 30, 2009. Delinquent loans include loans 30 to 89 days past due and loans 90 days or more past due. The Bank had $490,000 in delinquent loans at June 30, 2009, compared to a larger $785,000 at December 31, 2006. The delinquent loans included 97.6 percent in loans 30 to 89 days past due at June 30, 2009, compared to a similar 94.5 percent at December 31, 2006. The delinquent loans consisted of $247,000 in residential real estate loans, $21,000 in nonresidential loans, $21,000 in commercial business loans and $189,000 in consumer loans at June 30, 2009.
     Exhibit 16 provides a summary of Athens Federal’s nonperforming assets at December 31, 2004, to 2008 and at June 30, 2009. Nonperforming assets are defined as loans 90 days or more past due, nonaccruing loans and real estate owned. The Bank also had troubled debt restructurings. The Bank carried lower balances of nonperforming assets at December 31, 2004 through 2007, than at December 31, 2008 and June 30, 2009. Athens Federal’s nonperforming assets were $4,428,000 at December 31, 2008, and a lower $1,076,000 at June 30, 2009, which represented 1.76 percent of assets at December 31, 2008, and 0.44 percent at June 30, 2009. The Bank’s nonperforming assets plus troubled debt restructurings totaled $4,695,000 at December 31, 2008, and $2,254,000 at June 30, 2009, which represented 1.87 percent of assets at December 31, 2008, and 0.93 percent at June 30, 2009. The Bank’s nonperforming assets and troubled debt restructuring included $787,000 in nonaccrual loans, $12,000 in loans 90 days or more past due, $252,000 in real estate owned, $25,000 in other nonperforming assets and $1,178,000 in troubled debt restructurings at June 30, 2009, and $4,139,000 in nonaccrual loans, $33,000 in loans 90 days or more past due, $230,000 in real estate owned, $26,000 in other nonperforming assets and $267,000 in troubled debt restructurings at December 31, 2008.
     Athens Federal’s classified assets were greater than its nonperforming assets at December 31, 2006, 2007 and 2008, and at June 30, 2009, and also greater than its nonperforming assets and troubled debt restructurings. The classified assets include loans classified as substandard, doubtful and loss and do not include loans classified as special mention. The Bank’s

Nonperforming Assets (cont.)
classified assets were 0.69 percent of assets at December 31, 2006, 2.61 percent at December 31, 2008, and 1.85 percent at June 30, 2009, as indicated in Exhibit 17. The Bank’s classified assets consisted primarily of substandard assets, with no assets classified as doubtful and $734,000, $47,000, $34,000 and $37,000 classified as loss at December 31, 2006, 2007 and 2008, and
June 30, 2009, respectively.
     Exhibit 18 shows Athens Federal’s allowance for loan losses at December 31, 2004 through 2008, and at June 30, 2009, indicating the activity and the resulting balances. Athens Federal indicated a moderate increase in its balance of allowance for loan losses from $1,895,000 at December 31, 2004, to $2,758,000 at June 30, 2009.
The Bank had provisions for loan losses of $267,000 in 2004, $341,000 in 2005, $704,000 in 2006, $443,000 in fiscal 2007, $761,000 in fiscal 2008, and $118,000 in the six months ended June 30, 2009.
     The Bank had net charge-offs of $202,000 in fiscal 2004, $177,000 in 2005, $189,000 in fiscal 2006, $481,000 in fiscal 2007, $214,000 in fiscal 2008 and $443,000 during the six months ended June 30, 2009. The Bank’s ratio of allowance for loan losses to gross loans was 1.52 percent at December 31, 2004, and a lesser 1.39 percent at June 30, 2009. Allowance for loan losses to nonperforming loans was 2,285.64 percent at December 31, 2004, and a lesser 345.04 percent at June 30, 2009. Allowance for loan losses to nonperforming assets and troubled debt restructurings was 555.72 percent at December 31, 2004, and a lesser 122.36 percent at June 30, 2009.
INVESTMENTS
     The Bank’s investment and securities portfolio, excluding interest-bearing deposits, has been comprised of U.S. government and federal agency obligations, municipal securities, debt securities, FHLB stock and mortgage-backed securities. Exhibit 19 provides a summary of Athens Federal’s investment portfolio and mortgage-backed securities at December 31, 2006,

Investments (cont.)
2007 and 2008, and at June 30, 2009. Investment securities, including mortgage-backed securities, totaled $25.5 million at June 30, 2009, compared to $27.5 million at December 31, 2006, and $33.4 million at December 31, 2008. The Bank had $12.6 million in mortgage-backed securities at June 30, 2009, and a smaller balance of $8.5 million at December 31, 2006, and $14.6 million at December 31, 2008.
     The primary component of the Bank’s investments at June 30, 2009, was mortgage-backed securities, representing 49.6 percent of total investments, compared to a lesser 43.7 percent at December 31, 2008, and a lesser 30.9 percent at December 31, 2006, when U.S. government agencies were the primary component of securities and represented 32.6 percent of investments. The Bank also had cash and interest-bearing deposits totaling $10.7 million at June 30, 2009, compared to a larger $14.0 million at December 31, 2006. The Bank had $2.9 million in FHLB stock at June 30, 2009. The weighted average yield on investment securities was 5.18 percent at June 30, 2009, and a lower 4.16 percent yield on investment securities for the year ended December 31, 2006.
DEPOSIT ACTIVITIES
     The mix of deposits by type at December 31, 2006, 2007 and 2008, and at June 30, 2009, is provided in Exhibit 20. There has been a relatively strong increase in the Bank’s total deposits but only a modest change in the deposit mix during that thirty month period. Total deposits increased from $171.2 million at December 31, 2006, to $206.5 million at December 31, 2008, followed by a decrease to $202.9 million at June 30, 2009, representing a net thirty month increase of $31.7 million or 18.5 percent and an annualized increase of 7.4 percent. Certificates of deposits increased from $103.6 million at December 31, 2006, to $114.9 million at June 30, 2009, representing an increase of $11.3 million or 10.9 percent, while savings, MMDA, demand and checking accounts increased $20.4 million or 30.3 percent from $67.6 million at December 31, 2006, to $88.0 million at June 30, 2009.

Deposit Activities (cont.)
     The Bank’s share of certificates of deposit to total deposits experienced a decrease from 60.5 percent of deposits at December 31, 2006, to a modestly lower 56.6 percent of deposits at June 30, 2009, offset by an increase in the share of savings, MMDA, demand and checking accounts, which increased from 39.5 percent at December 31, 2006, to 43.4 percent at June 30, 2009.
     The deposit category experiencing the strongest growth in dollars from December 31, 2006, to June 30, 2009, was money market accounts, which increased $16.0 million during that time period; and the category experiencing the second largest increase from December 31, 2006, to June 30, 2009, was certificates of deposit, which increased $11.3 million.
     Exhibit 20 provides a breakdown of certificates of deposit by rate and maturity at June 30, 2009, and also at December 31, 2008. The Bank had a moderate $115.0 million in certificates of deposit, representing 56.6 percent of total deposits at June 30, 2009. The Bank had $70.4 million in certificates of deposit maturing in one year or less, representing 61.3 percent of certificates of deposit with $19.1 million or 16.6 percent maturing in one to two years.
     The largest category of certificates of deposit based on rate at December 31, 2008, was the 4.01 percent to 5.00 percent rate category, with 32.3 percent of certificates of deposit and remaining at this category at June 30, 2009, with a lesser 29.1 percent of certificates of deposit (reference Exhibit 21).
     Exhibit 22 shows the Bank’s deposit activity for the three years ended December 31, 2006, 2007 and 2008, and for the six months ended June 30, 2008 and 2009. Including interest credited, Athens Federal experienced net increases in deposits in fiscal years 2006, 2007, and 2008 and for the six months ended June 30, 2008, with a decrease in deposits in the six months ended June 30, 2009. In fiscal year 2006, there was a net increase in deposits of $17,034,000, then a net increase of $26,411,000 in 2007, and then a net increase of $9,150,000 in 2008. In the six months ended June 30, 2009, deposits decreased $3,574,000.

BORROWINGS
     As indicated in Exhibit 23, Athens Federal has made regular use of FHLB advances in the years ended December 31, 2006, 2007 and 2008, and during the six months ended June 30, 2009. The Bank had total FHLB advances of $10.4 million at June 30, 2009, with a weighted cost of 3.67 percent and securities sold under agreement to repurchase of $972,000 with a weighted cost of 0.81 percent, with outstanding FHLB balances of $15.6 million at December 31, 2006, and $16.3 million at December 31, 2008, and securities sold under agreements to repurchase of $1.7 million at December 31, 2006, and $912,000 at December 31, 2008.
SUBSIDIARIES
     Athens Federal has two direct subsidiary corporations, Southland Finance, Inc., and Ti-Serv, Inc., and one indirect subsidiary, Valley Title Services, LLC. The Bank has a $1.5 million investment in Southland Finance, Inc., and a $1.8 million investment in TiServ, Inc. Southland Finance is a consumer finance loan company. TiServ, Inc., holds stock in a credit reinsurance company and is the holding company for Valley Title Services, LLC, a title insurance company which also conducts business under the names Sweetwater Valley Title and Title Company of Monroe County.
OFFICE PROPERTIES
     Athens Federal had seven offices at June 30, 2009, five of which are owned by the Bank and two leased by the Bank (reference Exhibit 24). The Bank’s home office and one branch are located in Athens, with two offices in Cleveland, and single offices in Etowah, Madisonville and Sweetwater. At June 30, 2009, the Bank’s investment in these office premises and equipment totaled $3.3 million, net of depreciation, or 1.4 percent of total assets.

MANAGEMENT
     The president and chief executive officer of Athens Federal is Jeffrey L. Cunningham, who is also a director. Mr. Cunningham became president and chief executive officer in March 2000, having previously served the Bank as a director since 1993. Mr. Michael R. Hutsell is vice president and chief operating officer of the Bank and has worked with the Bank since 1998. He previously worked with a division of Washington Mutual Bank as vice president and as branch manager in the consumer finance division. Mr. Ross A. Millsaps is vice president and chief credit officer, a position he has held since 2006. Prior to joining Athens Federal, Mr. Millsaps was employed with the OTS for almost five years as a bank examiner and prior to that worked for Bank First, Lenoir City, Tennessee, as vice president and branch manager. Mr. Jay Legett, Jr., is president of the Cleveland City Division, a position he has held since 2006. Mr. Legett is also in charge of lending in the Cleveland city market and has over twenty years banking experience in commercial credit analysis, commercial banking and cash management. Mr. Christopher O. Adams is vice president in charge of deposit operations and has served in this position since 2006. Mr. Adams joined the Bank in 2001 and was previously in charge of marketing and public relations for the Bank. Ms. Amy C. Goodin is vice president in charge of compliance and serves as the Bank’s compliance officer. Ms. Goodin joined the Bank in 2000, serving as corporate secretary and assistant vice president and manager of the human resources department, and then in 2005, she became vice president and compliance officer. Ms. Grace L. Johnson is vice president and controller for the Bank, positions she has held since 2005. Prior to joining the Bank, Ms. Johnson was vice president and cashier with Benton Banking Company, Benton, Tennessee.

II. DESCRIPTION OF PRIMARY MARKET AREA
     Athens Federal’s market area encompasses Bradley, McMinn, Meigs, Monroe and Polk Counties in Tennessee. The Bank has two offices and a lending office in Athens, two offices in Cleveland and one office each in Etowah, Madisonville and Sweetwater.
     Exhibit 26 provides a summary of key demographic data and trends for Bradley, McMinn, Meigs, Monroe and Polk Counties, Tennessee and the United States. From 1990 to 2000, population increased the most in Meigs County, by 38.0 percent, but also increased in Bradley, McMinn, Monroe and Polk Counties, Tennessee and the United States by 19.3 percent, 15.6 percent, 27.6 percent, 17.6 percent, 16.7 percent and 13.2 percent, respectively. From 2000 to 2008, population continued to increase, by 9.2 percent, 6.0 percent, 9.6 percent, 14.7 percent, 1.3 percent, 9.8 percent and 9.9 percent in Bradley, McMinn, Meigs, Monroe and Polk Counties, Tennessee and the United States, respectively. Projections indicate that population will continue to increase in most areas through 2013. The population in Bradley County is projected to increase by 5.4 percent, with projected 2.8 percent, 5.2 percent and 10.2 percent growth in population in McMinn, Meigs and Monroe Counties, and 6.1 percent and 6.3 percent growth in Tennessee and the United States, respectively. Polk County is projected to have a slight decrease of 0.1 percent in population through 2013.
     From 1990 to 2000, the number of households increased in Bradley County by 24.2 percent, in McMinn County by 20.6 percent, in Meigs County by a strong 43.7 percent, in Monroe County by 34.9 percent, in Polk County by 26.6 percent, in Tennessee by 20.5 percent and in the United States by 14.7 percent. The trend in household growth from 2000 to 2008 indicates an increase in Bradley County of 12.6 percent, in McMinn County of 8.2 percent, in Meigs, Monroe and Polk Counties of 11.8 percent, 17.7 percent and 4.9 percent, in Tennessee by 11.7 percent, and in the United States by 12.2 percent. From 2008 through the year 2013, households are projected to increase by 6.4 percent, 3.6 percent, 6.0 percent, 11.3 percent, 1.2 percent, 6.7 percent and 4.7 percent in Bradley, McMinn, Meigs, Monroe and Polk Counties, Tennessee and the United States, respectively.

Description of Primary Market Area (cont.)
     With regard to income, in 1990, Bradley, McMinn, Meigs, Monroe and Polk Counties, Tennessee and the United States, had per capita income of $11,768, $10,508, $9,237, $9,080, $9,311, $12,255 and $14,420, respectively. From 1990 to 2000, per capita income increased in all areas. Bradley County’s per capita income increased from 1990 to 2000 by 53.9 percent to $18,108. Per capita income increased by 59.2 percent, 57.5 percent, 64.7 percent, 72.1 percent, 58.2 percent and 49.7 percent in McMinn County, Meigs County, Monroe County, Polk County, Tennessee and the United States to rates of $16,725, $14,551, $14,951, $16,025, $19,393 and $21,587, respectively. From 2000 to 2008, per capita income continued to increase by 28.7 percent, 24.2 percent, 22.1 percent, 25.2 percent, 26.6 percent 31.7 percent and 30.4 percent to $23,303, $20,768, $17,764, $18,721, $20,283, $25,536 and $28,151 in Bradley, McMinn, Meigs, Monroe and Polk Counties, Tennessee and the United States, respectively, with all county and state levels remaining below the national level of per capita income.
     The 1990 median household income of $25,678 in Bradley County was higher than the other four counties of McMinn, Meigs, Monroe and Polk at 1990 median household levels of $21,901, $20,181, $19,932 and $21,663, respectively. Median household income in Tennessee was $24,807 and all were much lower than the median household income of $30,056 in the United States. From 1990 to 2000, median household income increased in all areas, with Bradley County indicating a 36.4 percent increase to $35,034, McMinn, Meigs, Monroe and Polk Counties indicating increases of 45.7 percent, 45.5 percent, 52.2 percent and 36.8 percent, respectively, to median household income levels of $31,919, $29,354, $30,337 and $29,643, respectively, with Tennessee indicating a 46.6 percent increase to $36,360, and the United States indicating a 39.7 percent increase to $41,994. From 2000 to 2008, median household income in Bradley County increased by 27.1 percent to $44,519. McMinn, Meigs, Monroe and Polk Counties had increases in median household income in 2008 of 26.7 percent, 23.6 percent, 23,6 percent and 24.7 percent, respectively, to $40,434, $36,290, $37,491 and $36,952, respectively. Tennessee’s median household income grew 31.4 percent to $47,768, and the United States’ increase was 30.4 percent to $54,749 from 2000 to 2008. From 2008 to 2013, median household income is projected to

Description of Primary Market Area (cont.)
increase by 17.8 percent in Bradley County to $52,432, by 16.4 percent in McMinn County to $47,074, by 12.3 percent in Meigs County to $40,748, by 12.5 percent in Monroe County to $42,192, by 11.8 percent in Polk County to $41,309, by 19.9 percent in Tennessee to $57,268, and by 17.0 percent in the United States to a still much higher $64,042.
     Exhibit 27 provides a summary of key housing data for Bradley, McMinn, Meigs, Monroe and Polk Counties, Tennessee and the United States. In 1990, Bradley County had a 68.8 percent owner-occupancy rate. McMinn, Meigs, Monroe and Polk Counties, Tennessee and the United States had owner-occupancy rates of 76.1 percent, 80.0 percent, 79.7 percent, 82.9 percent, 68.0 percent and 64.2 percent, respectively. As a result, Meigs, Monroe and Polk Counties, with higher owner-occupancy rates, supported lower rates of renter-occupied housing of 20.0 percent, 20.3 percent and 17.1 percent, respectively, compared to 31.2 percent in Bradley County, 23.9 percent in McMinn County, 32.0 percent in Tennessee and 35.8 percent in the United States. In 2000, owner-occupied housing decreased slightly to 68.6 percent in Bradley County, decreased to 75.7 percent in McMinn County, decreased to 78.3 percent in Monroe County, decreased to 80.8 percent in Polk County, increased to 81.9 percent in Meigs County and increased to 69.9 percent in Tennessee and 66.2 percent in the United States. Conversely, the renter-occupied rates increased in Bradley, McMinn, Monroe and Polk Counties to 31.4 percent, 24.3 percent, 21.7 percent and 19.2 percent, respectively, and renter-occupied rates decreased in Meigs County, Tennessee and the United States to 18.1 percent, 30.1 percent and 33.8 percent, respectively.
     All five market area counties had 1990 median housing values lower than both state and national values at $55,000, $44,700, $42,900, $40,700 and $37,700 in Bradley, McMinn, Meigs, Monroe and Polk Counties, respectively, with 1990 values of $58,000 in Tennessee and $78,500 in the United States. The 1990 median rent in Bradley County was a higher $329 compared to McMinn County at $269, Meigs County at $268, Monroe County at $265 and Polk County at $258, with Tennessee and the United States at higher levels of $347 and $374, respectively. By 2000, median housing values had increased in all counties, Tennessee and the United States to values of $91,700 in Bradley County, $80,300 in McMinn County, $87,200 in Meigs County,

Description of Primary Market Area (cont.)
$79,400 in Monroe County $72,100 in Polk County, $93,000 in Tennessee and $119,600 in the United States. The 2000 median rents were $455 in Bradley County, $409 in McMinn County, $365 in Meigs County, $396 in Monroe County, $345 in Polk County, $505 in Tennessee and a much higher $602 in the United States.
     In 1990, the major source of employment in all five counties was the manufacturing sector, providing 38.6 percent of employment in Bradley County, 40.7 percent of employment in McMinn County, 33.8 percent in Meigs County, 39.7 percent in Monroe County and 44.8 percent in Polk County while the services sector was the largest employment area in both Tennessee and the United States at 33.5 percent and 34.0 percent, respectively (reference Exhibit 28). The services sector was the second major employment source in Bradley County at 28.3 percent, McMinn County at 22.5 percent, in Meigs County at 20.3 percent, in Monroe County at 21.9 percent and in Polk County at 21.0 percent, while the manufacturing sector was the second largest employer in Tennessee with 23.3 percent of employment and the wholesale/retail trade sector, at 27.5 percent, was the second largest employer in the United States. The wholesale/retail sector was the third largest major employer in all five counties and also the third largest employer in Tennessee with 17.8 percent, 16.9 percent, 17.3 percent, 16.1 percent 13,3 percent and 21.4 percent of employment for Bradley, McMinn, Meigs, Monroe and Polk Counties and Tennessee, respectively. In the United States, the manufacturing sector at 19.2 percent was the third largest employment area. The construction, finance, insurance and real estate, transportation/utilities, and agriculture/mining sectors combined to provide 15.3 percent of employment in Bradley County, 19.9 percent of employment in McMinn County, 28.6 percent of employment in Meigs County, 22.3 percent of employment in Monroe County, 20.9 percent of employment in Polk County, 21.8 percent of employment in Tennessee and 19.3 percent in the United States.
     In 2000, the manufacturing industry, services industry and wholesale/retail industry provided the first, second and third highest sources of employment, respectively, for four of the five counties, with the services, manufacturing industries and wholesale/retail industry providing the first, second and third highest sources of employment in Tennessee and the services,

Description of Primary Market Area (cont.)
wholesale/retail and manufacturing industries providing the first second and third highest sources of employment in the United States. The manufacturing industry accounted for 28.9 percent, 35.5 percent, 33.2 percent, 36.8 percent, 36.3 percent, 18.9 percent and 14.1 percent in Bradley, McMinn, Meigs, Monroe and Polk Counties, Tennessee and the United States, respectively. The services industry provided for 37.5 percent, 31.4 percent, 31.4 percent, 30.5 percent, 27.7 percent, 42.3 percent and 46.7 percent in Bradley, McMinn, Meigs, Monroe and Polk Counties, Tennessee and the United States, respectively. The wholesale/retail trade sector provided 15.1 percent, 13.0 percent, 12.2 percent, 11.9 percent, 13.7 percent, 15.6 percent and 15.3 percent of employment in Bradley, McMinn, Meigs, Monroe and Polk Counties, Tennessee and the United States, respectively. The remaining employment sectors of agriculture/mining, construction, transportation/utilities, information, and finance/insurance/real estate provided the remaining 18.4 percent, 20.2 percent, 35.3 percent, 21.0 percent and 22.4 percent in the five counties, and 23.2 percent and 23.9 percent of employment in Tennessee and the United States, respectively.
Some of the largest employers in the area are listed below.

	Number of
Employer	Employees	Type of Business

Whirlpool Corporation	1,260	Household cooking equipment
Peyton’s Southeastern Division	950	Distributor for Kroger
Mars Snackfood U.S., LLC	800	Candy and cookies
TEKT Automotive TN	775	Automotive steering systems
Denso Manufacturing	700	Automotive
Johnson Controls	700	Automotive
Abitibi Bowater	600	Paper manufacturing
McMinn County Schools	550	Education
Cleveland Chair Company	525	Wood household furniture
Procter & Gamble — Duracell	525	Storage Batteries
Waupaca Foundry	525	Castings for transportation, agriculture and construction
Schering Plough	500	Sun care products, foot care products, OTS pharmaceuticals
Mayfield Dairy Farms	504	Dairy products
Commercial Vehicle Group	460	Truck and bus seats
Shaw Industries	425	Yarn spinning
Thomas and Betts	395	Switch boxes, outlets, extruded plastic channels

Description of Primary Market Area (cont.)

	Number of
Employer	Employees	Type of Business

Carlex Glass Company	382	Automotive glass
Mastercraft Boat Company	365	Pleasure and ski boats
Heil Trailer	350	Aluminum tank trailers
     Unemployment rates are another key economic indicator. Exhibit 29 shows the unemployment rates in Bradley, McMinn, Meigs, Monroe and Polk Counties, Tennessee and the United States in 2005 through June of 2009. McMinn, Meigs, Monroe and Polk Counties have been generally characterized by higher unemployment rates compared to both Tennessee and the United States, while Bradley County has generally been lower than Tennessee’s rates until 2008. In 2005, the five county average unemployment rate was 6.4 percent, compared to rates of 6.4 percent in Tennessee and 5.1 percent in the United States. In 2006, the five county unemployment rate decreased to 5.7 percent with Tennessee and the United States having lower 2006 unemployment rates of 4.8 and 4.6, respectively. In 2007, the unemployment rates in the five counties decreased slightly to an average of 5.6 percent while Tennessee’s unemployment rate increased slightly to 5.1 percent. The United States’ unemployment rate remained at 4.6 percent. In 2008, however, unemployment rates increased to a five county average of 7.9 percent, with increases to 5.6 percent in Tennessee and 5.8 percent in the United States. Through June of 2009, unemployment rates continued to rise to 10.0 percent, 14.9 percent, 15.3 percent, 18.6 percent and 12.7 percent in Bradley, McMinn, Meigs, Monroe and Polk Counties, an average of 14.3 percent, and increased to 11.1 percent and 9.7 percent in Tennessee and the United States, respectively.
     Exhibit 30 provides deposit data for banks and thrifts in Bradley, McMinn, Meigs, Monroe and Polk Counties. At June 30, 2008, the most recent FDIC data available, Athens Federal’s deposits represented 4.3 percent of the thrift deposits in the five counties and a smaller 1.9 percent of the total deposits in the five county area. It is evident from the size of the thrift and bank deposits that the market area has a large deposit base at $10.9 billion, of which $4.7 billion or 43.3 percent are thrift deposits. The Bank had no branches in Meigs or Polk Counties. Excluding those counties, the Bank had 64.2 percent of thrift deposits and 7.0 percent of total deposits in the three counties in which the Bank had branches.

Description of Primary Market Area (cont.)
     Exhibit 31 provides interest rate data for each quarter for the years 2005 through June 30, 2009. The interest rates tracked are the Prime Rate, as well as 90-Day, One-Year and Thirty-Year Treasury Bills. Short term interest rates experienced a rising trend in 2005 and 2006 and then a softening trend in 2007. Then rates indicated noticeable decrease in 2008 with the Treasury bill rate rising in early 2009.
SUMMARY
     All five counties experienced increases in population and households from 1990 through 2000 but also indicated lower per capita income and median household income than both Tennessee and the United States. In 1990, the average median housing value in the five county area was $44,200, below Tennessee’s $58,000 and the United States’ $78,500. In 2000, all areas had increases in median housing values, with the five county area, at an average of $82,140, and Tennessee, at $93,000, still having lower housing levels than the national median.
     McMinn, Meigs, Monroe and Polk Counties had higher unemployment rates compared to both Tennessee and that of the United States, with Bradley County having lower unemployment rates more in line with state and national levels. Finally, the five county area is a competitive financial institution market slightly dominated by banks with a total market area deposit base for banks and thrifts as of June 30, 2008, of $10.9 billion.

III. COMPARABLE GROUP SELECTION
Introduction
     Integral to the valuation of the Corporation is the selection of an appropriate group of publicly-traded thrift institutions, hereinafter referred to as the “comparable group”. This section identifies the comparable group and describes each parameter used in the selection of each institution in the group, resulting in a comparable group based on such specific and detailed parameters, current financials and recent trading prices. The various characteristics of the selected comparable group provide the primary basis for making the necessary adjustments to the Corporation’s pro forma value relative to the comparable group. There is also a recognition and consideration of financial comparisons with all publicly-traded, FDIC-insured thrifts in the United States and all publicly-traded, FDIC-insured thrifts in the Midwest region and in Tennessee.
     Exhibits 32 and 33 present Thrift Stock Prices and Pricing Ratios and Key Financial Data and Ratios, respectively, both individually and in aggregate, for the universe of 185 publicly-traded, FDIC-insured thrifts in the United States (“all thrifts”), excluding mutual holding companies, used in the selection of the comparable group and other financial comparisons. Exhibits 32 and 33 also subclassify all thrifts by region, including the 54 publicly-traded Midwest thrifts (“Midwest thrifts”) and the 5 publicly-traded thrifts in Tennessee (“Tennessee thrifts”), and by trading exchange. Exhibit 34 presents price trends for all full conversions completed between January 1, 2008, and August 19, 2009.
     The selection of the comparable group was based on the establishment of both general and specific parameters using financial, operating and asset quality characteristics of Athens Federal as determinants for defining those parameters. The determination of parameters was also based on the uniqueness of each parameter as a normal indicator of a thrift institution’s operating

Introduction (cont.)
philosophy and perspective. The parameters established and defined are considered to be both reasonable and reflective of Athens Federal’s basic operation.
     Inasmuch as the comparable group must consist of at least ten institutions, the parameters relating to asset size and geographic location have been expanded as necessary in order to fulfill this requirement.
GENERAL PARAMETERS
Merger/Acquisition
     The comparable group will not include any institution that is in the process of a merger or acquisition due to the price impact of such a pending transaction. As of August 19, 2009, no potential comparable group candidates had to be eliminated due to involvement in a merger/ acquisition transaction.
     There are no pending merger/acquisition transactions involving thrift institutions in Athens Federal’s city, county or market area, as indicated in Exhibit 35.
Mutual Holding Companies
     The comparable group will not include any mutual holding companies. The percentage of public ownership of individual mutual holding companies indicates a wide range from minimal to 49 percent, the largest permissible percentage, causing them to demonstrate certain varying individual characteristics different among themselves and from conventional, publicly-traded companies. A further reason for the elimination of mutual holding companies as potential comparable group candidates relates to the presence of a mid-tier, publicly-traded holding

Mutual Holding Companies (cont.)
company in some, but not all, mutual holding company structures. The presence of mid-tier holding companies can also result in inconsistent and unreliable comparisons among the considerably smaller universe of 76 publicly-traded mutual holding companies as well between those 76 entities and the larger universe of conventional, publicly-traded thrift institutions. As a result of the foregoing and other factors, mutual holding companies typically demonstrate higher pricing ratios that relate to their minority ownership structure and are inconsistent in their derivation with those calculated for conventionally structured, publicly-traded institutions. In our opinion it is appropriate to limit individual comparisons to institutions that are 100 percent publicly owned. Exhibit 36 presents pricing ratios and Exhibit 37 presents key financial data and ratios for the 76 publicly-traded, FDIC-insured mutual holding companies in the United States. All thrift institutions that were potential comparable group candidates but were in the mutual holding company form were not considered.
Trading Exchange
     It is necessary that each institution in the comparable group be listed on one of the three major stock exchanges, the New York Stock Exchange, the American Stock Exchange, or the National Association of Securities Dealers Automated Quotation System (NASDAQ). Such a listing indicates that an institution’s stock has demonstrated trading activity and is responsive to normal market conditions, which are requirements for listing. Of the 261 publicly-traded, FDIC-insured institutions, including 76 mutual holding companies, 14 are traded on the New York Stock Exchange, 6 are traded on the American Stock Exchange and 137 are listed on NASDAQ, 72 are traded on the OTC Bulletin Board and 32 are listed in the Pink Sheets.

IPO Date
     Another general parameter for the selection of the comparable group is the initial public offering (“IPO”) date, which must be at least four quarterly periods prior to the trading date of August 19, 2009, used in this Report, in order to insure at least four consecutive quarters of reported data as a publicly-traded institution. The resulting parameter is a required IPO date prior to June 30, 2008.
Geographic Location
     The geographic location of an institution is a key parameter due to the impact of various economic and thrift industry conditions on the performance and trading prices of thrift institution stocks. Although geographic location and asset size are the two parameters that have been developed incrementally to fulfill the comparable group requirements, the geographic location parameter has nevertheless eliminated regions of the United States distant to Athens, including the western and southwestern states.
     The geographic location parameter consists of Northeast, Southeast, Midwest and North Central states. To extend the geographic parameter beyond those states could result in the selection of similar thrift institutions with regard to financial conditions and operating characteristics, but with different pricing ratios due to their geographic regions. The result could then be an unrepresentative comparable group with regard to price relative to the parameters and, therefore, an inaccurate value.
Asset Size
     Asset size was another key parameter used in the selection of the comparable group. The range of total assets for any potential comparable group institution was $1.0 billion or less, due to the general similarity of asset mix and operating strategies of institutions within this asset

Asset Size (cont.)
range, compared to Athens Federal, with assets of approximately $243.0 million. Such an asset size parameter was necessary to obtain an appropriate comparable group of at least ten institutions.
     In connection with asset size, we did not consider the number of offices or branches in selecting or eliminating candidates, since that characteristic is directly related to operating expenses, which are recognized as an operating performance parameter.
SUMMARY
     Exhibits 38 and 39 show the 46 institutions considered as comparable group candidates after applying the general parameters, with the shaded lines denoting the institutions ultimately selected for the comparable group using the balance sheet, performance and asset quality parameters established in this section.
BALANCE SHEET PARAMETERS
Introduction
     The balance sheet parameters focused on seven balance sheet ratios as determinants for selecting a comparable group, as presented in Exhibit 38. The balance sheet ratios consist of the following:
1.	Cash and investments to assets

2.	Mortgage-backed securities to assets

3.	One- to four-family loans to assets

4.	Total net loans to assets

5.	Total net loans and mortgage-backed securities to assets

Introduction (cont.)
6.	Borrowed funds to assets

7.	Equity to assets
     The parameters enable the identification and elimination of thrift institutions that are distinctly and functionally different from Athens Federal with regard to asset mix. The balance sheet parameters also distinguish institutions with a significantly different capital position from Athens Federal. The ratio of deposits to assets was not used as a parameter as it is directly related to and affected by an institution’s equity and borrowed funds ratios, which are separate parameters.
Cash and Investments to Assets
     The Bank’s ratio of cash and investments, excluding mortgage-backed securities, to assets was 9.69 percent at June 30, 2009, and reflects Athens Federal’s smaller share of investments compared to national and regional averages, and also lower than the average for Tennessee thrifts. The Bank’s investments have consisted primarily of federal agency securities, municipal securities and deposits in other financial institutions and do not include mortgage-backed securities. At June 30, 2009, Athens Federal had a higher ratio of cash and investments to assets of 9.69 percent, following a modest increase from 8.91 percent at December 31, 2008, and more similar to its 9.38 percent at December 31, 2007. The dollar amount of the Bank’s cash and investments increased from $21,604,000 at December 31, 2007, to $22,353,000 at December 31, 2008, and then increased to $23,548,000 at June 30, 2009.
     It should be noted that, for the purposes of comparable group selection, Athens Federal’s $2.9 million balance of Federal Home Loan Bank stock at June 30, 2009, is included in the other assets category, rather than in cash and investments, in order to be consistent with reporting requirements and sources of statistical and comparative analysis related to the universe of comparable group candidates and the final comparable group.

Cash and Investments to Assets (cont.)
     The parameter range for cash and investments is fairly broad due to Athens Federal’s current average balance of cash and investments, related to the general volatility of this parameter and institutions’ varying liquidity options and approaches, including the purchase of mortgage-backed and mortgage derivative securities. The range has been defined as 30.0 or less of assets, with a midpoint of 15.0 percent.
Mortgage-Backed Securities to Assets
     At June 30, 2009, Athens Federal’s ratio of mortgage-backed securities to assets was a lower 5.24 percent compared to the regional average of 7.82 percent and the national average of 11.28 percent for publicly-traded thrifts. The Bank’s two most recent calendar year average was a modestly higher 5.65 percent, with Athens Federal’s share of mortgage-backed securities remaining materially constant at 5.48 percent and 5.81 percent of assets at December 31, 2007 and 2008, respectively.
     Inasmuch as many institutions purchase mortgage-backed securities as an alternative to both lending, relative to cyclical loan demand and prevailing interest rates, and other investment vehicles, this parameter is also fairly broad at 30.0 percent or less of assets and a midpoint of 15.0 percent.
One- to Four-Family Loans to Assets
     Athens Federal’s lending activity is focused on the origination of residential mortgage loans secured by one- to four-family dwellings. One- to four-family loans, including construction loans, represented 41.1 percent of the Bank’s assets at June 30, 2009, which is lower than the national average of 43.8 percent. The parameter for this characteristic requires any

One- to Four-Family Loans to Assets (cont.)
comparable group institution to have 60.0 percent or less of its assets in one- to four-family loans with a midpoint of 30.0 percent.
Total Net Loans to Assets
     At June 30, 2009, Athens Federal had a higher 79.1 percent ratio of total net loans to assets and a similar two calendar year average of 77.9 percent, both being higher than the national average of 70.8 percent for publicly-traded thrifts. The Bank’s current ratio is also higher than the regional average of 71.8 percent and the state average of 70.7 percent. The Bank’s ratio of total net loans to assets has demonstrated a rising trend during the last four fiscal years, and continuing at June 30, 2009.
     The parameter for the selection of the comparable group is from 50.0 percent to 90.0 percent with a midpoint of 70.0 percent. The wider range is due to the fact that, as the referenced national and regional averages indicate, many institutions hold a greater volume of investment securities and/or mortgage-backed securities as cyclical alternatives to lending, but may otherwise be similar to Athens Federal.
Total Net Loans and Mortgage-Backed Securities to Assets
     As discussed previously, Athens Federal’s shares of mortgage-backed securities to assets and total net loans to assets were 5.24 percent and 79.10 percent, respectively, for a combined share of 84.34 percent. Recognizing the industry and regional ratios of 82.1 percent and 79.6 percent, respectively, of net loans and mortgage-backed securities to assets, the parameter range for the comparable group in this category is 75.0 percent to 90.0 percent, with a midpoint of 82.5 percent.

Borrowed Funds to Assets
     Athens Federal had $11.4 million or 4.67 percent of assets in borrowed funds at June 30, 2009, following a higher 6.9 percent ratio of borrowed funds to assets at December 31, 2008. At December 31, 2007, the Bank had borrowed funds of $6.7 million compared to $17.3 million or 8.2 percent of total assets at December 31, 2006.
     The use of borrowed funds by some banks indicates an alternative to retail deposits and may provide a source of longer term funds. The federal insurance premium on deposits has also increased the attractiveness of borrowed funds. The institutional demand for borrowed funds had increased, due to the greater competition for deposits and higher interest rates, resulting in an increase in borrowed funds by many banks as an alternative to higher cost and/or longer term certificates. Rising interest rates resulted in some moderation of borrowings in the banking industry, particularly among nonpublicly-traded banks. The ratio of borrowed funds to assets, therefore, does not typically indicate higher risk or more aggressive lending, but primarily an alternative to retail deposits.
     The range of borrowed funds to assets is 25.0 percent or less with a midpoint of 12.5 percent.
Equity to Assets
     Athens Federal’s equity to assets ratio was 10.42 percent at June 30, 2008, 9.65 percent at December 31, 2008, and 10.10 percent at December 31, 2007. After conversion, based on the midpoint value of $19.0 million, with approximately 50.0 percent of the net proceeds of the public offering going to the Bank, Athens Federal’s equity is projected to stabilize in the area of 15.57 percent of assets. Based on that equity ratio, we have defined the equity ratio parameter to be 8.0 percent to 20.0 percent with a midpoint ratio of 14.0 percent.

PERFORMANCE PARAMETERS
Introduction
     Exhibit 39 presents five parameters identified as key indicators of Athens Federal’s earnings performance and the basis for such performance both historically and during the four quarters ended June 30, 2009. The primary performance indicator is the Bank’s return on average assets (ROAA). The second performance indicator is the Bank’s return on average equity (ROAE). To measure the Bank’s ability to generate net interest income, we have used net interest margin. The supplemental source of income for the Bank is noninterest income, and the parameter used to measure this factor is the ratio of noninterest income to average assets. The final performance indicator is the Bank’s ratio of operating expenses or noninterest expenses to average assets, a key factor in distinguishing different types of operations, particularly institutions that are aggressive in secondary market activities, which often results in much higher operating costs and overhead ratios.
Return on Average Assets
     The key performance parameter is the ROAA. For the twelve months ended June 30, 2009, Athens Federal’s core ROAA was 0.75 percent based on core earnings after taxes of $1,837,000 and its net ROAA was also 0.70 percent based on net earnings of $1,729,000, as detailed in Item I of this Report. The Bank’s core ROAA over its most recent two calendar years was 0.50 percent in 2007 and 0.45 percent in 2008.
     Considering the historical and current earnings performance of Athens Federal, the range for the ROAA parameter based on core income has been defined as 1.00 percent or less with a midpoint of 0.50 percent.

Return on Average Equity
     The ROAE has been used as a secondary parameter to eliminate any institutions with an unusually high or low ROAE that is inconsistent with the Bank’s position. This parameter does not provide as much meaning for a recently converted thrift institution as it does for established stock institutions, due to the unseasoned nature of the capital structure of the recently converted thrift and the inability to accurately reflect a mature ROAE for the recently converted thrift relative to other stock institutions.
     Prior to the anticipated stock offering, the Bank’s ROAE for the twelve months ended June 30, 2009, was 7.11 percent based on net income with a 7.55 percent core ROAE based on core income. The parameter range for the comparable group, based on core income, is 10.0 percent or less with a midpoint of 5.0 percent.
Net Interest Margin
     Athens Federal had a net interest margin of 3.79 percent for the twelve months ended June 30, 2009, representing net interest income as a percentage of average interest-earning assets. The Bank’s net interest margins in 2007 and 2008 were 4.03 percent and 3.74 percent, respectively, with a two calendar year average of 3.89 percent.
     The parameter range for the selection of the comparable group is from a low of 2.50 percent to a high of 4.50 percent with a midpoint of 3.25 percent.
Operating Expenses to Assets
     For the twelve months ended June 30, 2009, Athens Federal had a 4.19 percent ratio of operating expense to average assets. In 2007 and 2008, the Bank’s expense ratios were a similar 4.64 percent and 4.18 percent, respectively. The Bank’s current operating expense ratio remains

Operating Expenses to Assets (cont.)
considerably higher than the averages of 2.82 percent for publicly traded Midwest savings institutions and 2.72 percent for all publicly-traded savings institutions. For all FDIC-insured thrift institutions, the ratio of noninterest expense to average assets was a similar 2.78 percent for the twelve months ended June 30, 2009.
     The operating expense to assets parameter for the selection of the comparable group is from a low of 2.50 percent to a high of 4.00 percent with a midpoint of 3.25 percent.
Noninterest Income to Assets
     Compared to all publicly-traded thrifts, Athens Federal has historically experienced a considerably higher than average dependence on noninterest income as a source of additional income. The Bank’s noninterest income was $4,465,000 or 1.83 percent of average assets for the twelve months ended June 30, 2009, compared to a lower 0.67 percent average for publicly-traded thrift institutions during that period. For the twelve months ended June 30, 2009, Midwest thrifts and Tennessee thrifts had ratios of 0.66 percent and 0.54 percent, respectively. The Bank’s ratio of noninterest income to average assets was 1.75 percent in 2007 and 1.66 percent in 2008.
     The range for this parameter for the selection of the comparable group is 1.50 percent of average assets or less, with a midpoint of 0.75 percent.

ASSET QUALITY PARAMETERS
Introduction
     The final set of financial parameters used in the selection of the comparable group are asset quality parameters, also shown in Exhibit 39. The purpose of these parameters is to insure that any thrift institution in the comparable group has an asset quality position similar to that of Athens Federal. The three defined asset quality parameters are the ratios of nonperforming assets to total assets, repossessed assets to total assets and loan loss reserves to total assets at the end of the most recent period.
Nonperforming Assets to Assets
     Athens Federal’s ratio of nonperforming assets to assets was 0.44 percent, and its ratio of nonperforming assets and troubled debt restructurings to assets was 0.93 percent at June 30, 2009, which were lower than the national average of 2.85 percent for publicly-traded thrifts and 3.50 percent for Midwest thrifts. The Bank’s ratio was 0.27 percent and 1.87 percent at December 31, 2007 and 2008, respectively, averaging 1.07 percent for those two calendar years.
     The parameter range for nonperforming assets to assets has been defined as 1.50 percent of assets or less with a midpoint of 0.75 percent.
Repossessed Assets to Assets
     Athens Federal had $252,000 in repossessed assets, representing 0.11 percent of assets at June 30, 2009, had no repossessed assets at December 31, 2007, and had $230,000 in repossessed assets or 0.09 percent of assets at December 31, 2008.

Repossessed Assets to Assets (cont.)
     The range for the repossessed assets to total assets parameter is 1.00 percent of assets or less with a midpoint of 0.50 percent.
Loans Loss Reserves to Assets
     Athens Federal had an allowance for loan losses of $2,758,000, representing a loan loss allowance to total assets ratio of 1.13 percent, at June 30, 2009, which is similar to its ratios of 1.10 percent at December 31, 2007, and 1.23 percent at December 31, 2008. For those two calendar years, the Bank’s loan loss reserve averaged 1.17 percent of assets.
     The loan loss allowance to assets parameter range used for the selection of the comparable group required a minimum ratio of 0.50 percent of assets.
THE COMPARABLE GROUP
     With the application of the parameters previously identified and applied, the final comparable group represents ten institutions identified in Exhibits 40 and 41. The comparable group institutions range in size from $189.0 million to $912.3 million with an average asset size of $531.6 million and have an average of 9.1 offices per institution. One of the comparable group institutions was converted in 1985, one in 1986, one in 1994, one in 1996, one in 1998, one in 1999, two in 2003, one in 2006 and one in 2007. All ten of the comparable group institutions are traded on NASDAQ and all are insured by the recently consolidated DIF. The comparable group institutions as a unit have a ratio of equity to assets of 12.03 percent, which is higher than all publicly-traded thrift institutions in the United States at 10.34 percent but 24.4 percent lower than the five publicly-traded thrift institutions in Tennessee, which averaged 15.92 percent. For their most recent four quarters, the comparable group indicated a

The Comparable Group (cont.)
core return on average assets of 0.61 percent, higher than all publicly-traded thrifts at 0.06 percent and higher than publicly-traded Tennessee thrifts at 0.08 percent.

IV. ANALYSIS OF FINANCIAL PERFORMANCE
     This section reviews and compares the financial performance of Athens Federal to all publicly-traded thrifts, to publicly-traded thrifts in the Midwest region and to Tennessee thrifts, as well as to the ten institutions constituting Athens Federal’s comparable group, as selected and described in the previous section. The comparative analysis focuses on financial condition, earning performance and pertinent ratios as presented in Exhibits 42 through 47.
     As presented in Exhibits 43 and 44, at June 30, 2009, Athens Federal’s total equity of 10.42 percent of assets was lower than the 12.03 percent for the comparable group, the 10.34 percent for all thrifts, the 9.86 percent for Midwest thrifts and the 15.92 percent ratio for the five Tennessee thrifts. The Bank had a 79.10 percent share of net loans in its asset mix, higher than the comparable group at 72.27 percent, and higher than all thrifts at 70.75 percent, Midwest thrifts at 71.78 percent and Tennessee thrifts at 70.67 percent. Athens Federal’s share of net loans, higher than industry averages, is primarily the result of its smaller share of cash and investments and secondarily by its smaller share of mortgage-backed securities. The comparable group had a lower 9.72 percent share of cash and investments similar to the Bank at 9.69 percent, and a higher 10.28 percent share of mortgage-backed securities compared to the Bank’s 5.24 percent. All thrifts had 11.28 percent of assets in mortgage-backed securities and 11.21 percent in cash and investments. Athens Federal’s 83.34 percent share of deposits was higher than the comparable group and Tennessee thrifts, and also higher than all thrifts and Midwest thrifts, reflecting the Bank’s lower share borrowed funds. The comparable group had deposits of 71.64 percent and borrowings of 14.87 percent. All thrifts averaged a 70.35 percent share of deposits and 18.11 percent of borrowed funds, while Midwest thrifts had a 72.30 percent share of deposits and a 16.30 percent share of borrowed funds. Tennessee thrifts averaged a 74.57 percent share of deposits and a 8.96 percent share of borrowed funds. Athens Federal had 0.23 percent of assets in intangible assets at June 30, 2009, compared to 1.53 percent for the comparable group, 0.77 percent for all thrifts, 0.54 percent for Midwest thrifts and 0.19 percent for Tennessee thrifts.

Analysis of Financial Performance (cont.)
     Operating performance indicators are summarized in Exhibits 45, 46 and 47 and provide a synopsis of key sources of income and key expense items for Athens Federal in comparison to the comparable group, all thrifts, and regional thrifts for the trailing four quarters.
     As shown in Exhibit 47, for the twelve months ended June 30, 2009, Athens Federal had a yield on average interest-earning assets higher than the comparable group and Tennessee thrifts but lower than all thrifts and Midwest thrifts. The Bank’s yield on interest-earning assets was 6.57 percent compared to the comparable group at 5.98 percent, all thrifts at 6.73 percent, Midwest thrifts at 7.16 percent and Tennessee thrifts at 6.31 percent.
     The Bank’s cost of funds for the twelve months ended June 30, 2009, was higher than the comparable group but lower than all thrifts, Midwest thrifts, and Tennessee thrifts. Athens Federal had an average cost of interest-bearing liabilities of 2.99 percent compared to 2.84 percent for the comparable group, 3.95 percent for all thrifts, 3.85 percent for Midwest thrifts and 3.13 percent for Tennessee thrifts.
     The Bank’s higher yield on interest-earning assets and higher cost of interest-bearing liabilities resulted in a net interest spread of 3.58 percent, which was higher than the comparable group at 3.14 percent, all thrifts at 2.76 percent, Midwest thrifts at 3.32 and Tennessee thrifts at 3.18 percent. Athens Federal generated a net interest margin of 3.79 percent for the twelve months ended June 30, 2009, based on its ratio of net interest income to average interest-earning assets, which was moderately higher than the comparable group ratio of 3.47 percent. All thrifts averaged a lower 3.06 percent net interest margin for the trailing four quarters, with Midwest thrifts at 2.98 percent and Tennessee thrifts at a higher 3.84 percent.
     Athens Federal’s major source of earnings is interest income, as indicated by the operations ratios presented in Exhibits 45 and 46. Athens Federal indicated a provision for loan losses of 0.24 percent of assets for the twelve months ended June 30, 2009. The comparable

Analysis of Financial Performance (cont.)
group indicated a provision representing 0.26 percent of assets, with all thrifts at 0.61 percent, Midwest thrifts at 0.78 percent and Tennessee thrifts at 0.13 percent.
     The Bank’s noninterest income was $4,465,000 or 1.83 percent of average assets for the twelve months ended June 30, 2009. The comparable group had a 0.69 percent ratio noninterest income to average assets, which was similar to all thrifts at 0.67 percent, similar to Midwest thrifts at 0.66 percent and higher than Tennessee thrifts at 0.54 percent. For the twelve months ended June 30, 2009, Athens Federal’s operating expense ratio was 4.19 percent of average assets, which was significantly higher than the comparable group at 2.77 percent, all thrifts at 2.72 percent, Midwest thrifts at 2.82 percent and Tennessee thrifts at 2.72 percent.
     The overall impact of Athens Federal’s income and expense ratios is reflected in the Bank’s core earnings and core return on assets, and net earnings and net return on assets. For the twelve months ended June 30, 2009, the Bank had a core ROAA of 0.75 percent and a net ROAA of a lesser 0.71 percent, reflecting its core earnings of $1,837,000 and net earnings of $1,729,000, as indicated in Section I and Exhibit 7 of this Report. For its most recent four quarters, the comparable group had a core ROAA of 0.61 percent and a lower net ROAA of 0.27 percent. All publicly-traded thrifts averaged a lower 0.06 percent core ROAA, with Midwest thrifts at (0.18) percent and Tennessee thrifts at 0.08 percent.

V. MARKET VALUE ADJUSTMENTS
     This is a conclusive section where adjustments are made to determine the pro forma market value or appraised value of the Corporation based on a comparison of Athens Federal with the comparable group. These adjustments will take into consideration such key items as earnings performance and growth potential, market area, financial condition, asset and deposit growth, dividend payments, subscription interest, liquidity of the stock to be issued, management, and market conditions or marketing of the issue. It must be noted, however, that all of the institutions in the comparable group have their differences among themselves and from the Bank, and as a result, such adjustments become necessary.
EARNINGS PERFORMANCE
     In analyzing earnings performance, consideration was given to net interest income, the amount and volatility of interest income and interest expense relative to changes in market area conditions and to changes in overall interest rates, the quality of assets as it relates to the presence of problem assets which may result in adjustments to earnings, the amounts and ratios of current and historical classified assets and real estate owned, the balance of valuation allowances to support any problem assets or nonperforming assets, the amount and volatility of non-interest income, and the amount of non-interest expenses.
     As discussed earlier, the Bank’s historical business model has focused on increasing its noninterest income; maintaining a reasonable net interest margin; attaining a lower ratio of nonperforming assets; monitoring and maintaining its ratio of interest sensitive assets relative to interest sensitive liabilities, thereby maintaining its sensitivity measure and its current minimal interest rate risk; maintaining adequate allowances for loan losses to reduce the impact of any unforeseen charge-offs, and striving to control its overhead expenses and improve its efficiency ratio. In the future, following its stock offering, it will be the objective of the Bank to increase its net interest spread and margin, increase its noninterest income, increase the amount and

Earnings Performance (cont.)
consistency of its net income, increase its return on assets and return on equity, and reduce and stabilize its overhead expenses within the context of its branch network.
     Earnings are generally related to an institution’s ability to generate loans and/or to increase its loan portfolio through loan originations and purchases. The Bank was an active originator of both mortgage loans and nonmortgage loans during the six months ended June 30, 2009, and in that period as well as the calendar years ended December 31, 2006, 2007 and 2008, nonmortgage loans constituted a moderate share of loan originations. During the first half of 2009, total loans decreased by $4.6 million based on originations of $34.4 million, and principal reductions of $26.3 million and loan sales of $17.8 million. Of those loan originations, $8.6 million or 25.0 percent represented nonmortgage loans compared to a similar 23.9 percent during the twelve months ended December 31, 2008. During the six months ended June 30, 2008, total loan originations were a higher $48.6 million, with 25.3 percent constituting nonmortgage loans. It should be noted that 50.2 percent of the loans originated during the six months ended June 30, 2009, and 39.4 percent of the loans originated during the twelve months ended December 31, 2008, were high risk real estate loans, defined as real estate loans secured by other than one- to four-family residential properties. Overall, during the six months ended June 30, 2009, 14.1 percent of loans originated by the Bank were secured by one- to four-family residential properties, lower than 21.1 percent of loans originated during the six months ended June 30, 2008.
     From June 30, 2008, to June 30, 2009, total net loans receivable increased by $10.1 million or 1.5 percent from $184.9 million to $195.0 million. From December 31, 2008, to June 30, 2009, total loans receivable decreased by $4.6 million or 2.3 percent from $199.6 million to $195.0 million, an average annualized decrease of 4.6 percent. During that period, residential loans, nonresidential loans, consumer loans, construction loans and commercial loans indicated shrinkage, with construction loans indicating the greatest decrease of $18.5 million, followed by residential loans and then consumer loans, which decreased by $15.7 million and $14.1 million, respectively.

Earnings Performance (cont.)
     With a higher share of loans in its asset mix compared to the comparable group, the impact of Athens Federal’s lending efforts has been to generate a modestly higher 1.57 percent yield on average interest-earning assets for the twelve months ended June 30, 2009, compared to a lower 5.98 percent for the comparable group, 6.73 percent for all thrifts and 7.16 percent for Midwest thrifts. The Bank’s ratio of interest income to average assets was 6.23 percent for the twelve months ended June 30, 2009, which was modestly higher than the comparable group at 5.45 percent, and higher than all thrifts at 5.67 percent, Midwest thrifts at 5.77 percent and Tennessee thrifts at 5.94 percent.
     Athens Federal’s 2.99 percent cost of interest-bearing liabilities for the twelve months ended June 30, 2009, was higher than the comparable group at 2.84 percent, but lower than all thrifts at 3.95 percent, Midwest thrifts at 3.85 percent and Tennessee thrifts at 3.13 percent. The Bank’s resulting net interest spread of 3.58 percent for the twelve months ended June 30, 2009, was higher than the comparable group at 3.14 percent, all thrifts at 2.76 percent and Midwest thrifts at 3.32 percent. The Bank’s net interest margin of 3.79 percent, based on average interest-earning assets for the twelve months ended June 30, 2009, was higher than the comparable group at 3.47 percent, all thrifts at 3.06 percent and Midwest thrifts at 2.98 percent.
     The Bank’s ratio of noninterest income to average assets was 1.83 percent for the twelve months ended June 30, 2009. The comparable group’s ratio of noninterest income to assets was 0.69 percent, with all thrifts at 0.67 percent and Midwest thrifts at 0.66 percent.
     Operating expenses incurred by the Bank were a significant 51.3 percent higher than the comparable group and even more significantly higher than all thrifts, Midwest thrifts and Tennessee thrifts. For the twelve months ended June 30, 2009, Athens Federal had an operating expenses to assets ratio of 4.19 percent compared to 2.77 percent for the comparable group, 2.72 percent for all thrifts, 2.82 percent for Midwest thrifts and 2.72 percent for Tennessee thrifts.

Earnings Performance (cont.)
     For the twelve months ended June 30, 2009, Athens Federal generated higher noninterest income, higher noninterest expenses and a higher net interest margin relative to its comparable group. The Bank had a positive net ROAA of 0.71 percent for the twelve months ended June 30, 2009. As indicated in Exhibit 7, Athens Federal’s core income was higher than its net income with one adjustment made to net income, resulting in a core ROAA of 0.75 percent. For the twelve months ended June 30, 2009, the comparable group had a core ROAA of 0.61 percent, while all thrifts indicated a lower 0.06 percent. The comparable group had a net ROAA of 0.27 percent for the twelve months ended June 30, 2009, with all thrifts at (0.16) percent and Midwest thrifts at (0.37) percent.
     The earnings stream and net earnings of Athens Federal will continue to be dependent on the overall trends in interest rates and its net interest margin, as well as the consistency, reliability and variation of its noninterest income and overhead expenses. Athens Federal’s noninterest income indicated a rising trend in fiscal 2007 and 2008 and in the twelve months ended June 30, 2009.
     The Bank’s overhead expenses and its ratio of noninterest expenses to average assets indicates a steadily increasing trend in calendar years 2004 to 2006 and then a stable trend thereafter. The Bank’s net interest margin, higher than the comparable group, has been the result of its higher yield on assets, combined with its lower cost of funds. Athens Federal’s cost of interest-bearing liabilities is likely to experience a decrease during the next year, with short term rates projected to remain stable. With lower lending rates it is also anticipated that Athens Federal’s composite yield on interest-earning assets is likely to decrease modestly. Although Athens Federal has no definite plans for branching during the next few years, it is likely that competition from both financial institutions and mortgage companies will limit the Bank’s ability to significantly increase rates on individual mortgage and nonmortgage loan products. Integral to its growth strategy, the goal of which is to increase loans and deposits, is the very competitive pricing of its loan and deposit products. Consequently, the Bank projects minimal change in

Earnings Performance (cont.)
performance metrics, including noninterest income, net interest margin, efficiency ratio, ROAA and ROAE during the three year planning horizon through 2012.
     The Bank’s dollar net interest income before provision for loan losses was 12.7 percent greater in 2008 than in 2006 and indicated a further annualized increase in the first half of 2009. In spite of a 14.4 percent increase in total assets since 2006, the Bank’s net interest margin has, nevertheless, declined in its last three fiscal years. Athens Federal’s net interest margin and net interest spread have decreased moderately since 2006, although both metrics were higher than comparable group, national and regional averages.
     Immediately following conversion, it is anticipated that the Bank’s higher equity to assets ratio will result in an initially flat ROAE, followed by limited growth in ROAE until conversion proceeds can be deployed into higher yielding loans. As indicated in the Bank’s business plan, during the next three years the Bank’s ROAA and ROAE are projected to decrease modestly then increase by the end of the period but still exceed the current comparable group averages and also exceed the regional and national averages.
     In recognition of the foregoing earnings related factors, with consideration of both Athens Federal’s current and projected performance measures, a modest upward adjustment has been made to Athens Federal’s pro forma market value for earnings performance.
MARKET AREA
     As previously indicated in Section II, Athens Federal’s market area encompasses Bradley, McMinn, Meigs, Monroe and Polk Counties in Tennessee. The Bank has two offices and a lending office in Athens, two offices in Cleveland and one office each in Etowah, Madisonville

Market Area (cont.)
and Sweetwater. Athens Federal experienced deposit growth of $60.3 million or 41.7 percent from June 30, 2004, to June 30, 2008, representing an annualized increase of 10.4 percent.
     Since 1990, the five county market area has experienced a percentage population increase larger than increases in both Tennessee and the United States. However, per capita income and median household income have been lower than state and national averages. In 2000, the average median housing value in the five county market area was moderately lower than in Tennessee and significantly lower than in the United States, while the share of owner-occupied housing was higher in four of the five counties than in either Tennessee or the United States.
     The historical unemployment rates in the five counties have generally been modestly higher than the state and national rates and have risen more rapidly recently.
     In Athens Federal’s market area, the manufacturing sector represents the strong primary source of employment, followed by the services and wholesale/retail sectors, which differs from both Tennessee and the United States in that the services sector was the strongest employer in Tennessee and the United States.
     The Bank was responsible for 6.3 percent of deposits in the three counties in which it had offices at June 30, 2004, growing to 7.0 percent of the three county area’s deposits at June 30, 2008. The average amount of deposits per branch in the three counties in which Athens Federal has offices increased from $27.2 million in 2004 to $32.7 million in 2008, while Athens Federal’s offices had average deposits of $36.2 million in 2004, decreasing to $34.2 million per branch in 2008.
     In recognition of the foregoing factors, with recognition of the challenge for new deposit potential in such a very competitive market indicating historically smaller average branch deposit growth, we believe that a downward adjustment is warranted for the Bank’s current market area.

FINANCIAL CONDITION
     The financial condition of Athens Federal is discussed in Section I and shown in the related exhibits and is compared to the comparable group in Exhibits 42, 43 and 44. The Bank’s ratio of total equity to total assets was 10.42 percent at June 30, 2009, which was modestly lower than the comparable group at 12.03 percent, higher than all thrifts at 10.34 percent and Midwest thrifts at 9.86 percent, but lower than Tennessee thrifts at 15.92 percent. With a conversion at the midpoint, the Corporation’s consolidated pro forma equity to assets ratio will increase to approximately 16.5 percent. The Bank’s pro forma equity to assets ratio and tangible capital ratio will be approximately 13.6 percent following a midpoint conversion, based on the Bank receiving 50 percent of the net conversion proceeds.
     The Bank’s mix of assets and liabilities indicates some areas of notable variation from its comparable group. The Bank’s 83.34 percent ratio of deposits to total assets was higher than the comparable group at 71.64 percent, and higher than all thrifts at 70.35 percent and Midwest thrifts at 72.30 percent. Those variations are directly related to Athens Federal’s lower level of borrowed funds to assets of 4.66 percent, compared to the comparable group at 14.87 percent, all thrifts at 18.11 percent and Midwest thrifts at 16.30 percent.
     Athens Federal had a 79.10 percent ratio of net loans to total assets at June 30, 2009, higher than the comparable group at 72.27, all thrifts at 70.75 percent and Midwest thrifts at 71.78 percent. The Bank’s 9.69 percent share of cash and investments was much lower than the comparable group at 9.72 percent, all thrifts at 11.21 percent and Midwest thrifts at 12.33 percent; and Athens Federal’s 5.24 percent ratio of mortgage-backed securities to total assets was lower than the comparable group at 10.28 percent, all thrifts at 11.28 percent and Midwest thrifts at 7.82 percent. Tennessee thrifts also had a higher 9.52 percent ratio of mortgage-backed securities to assets. The Bank’s smaller combined share of cash and investments and mortgage-backed securities to assets relative to the comparable group, as well as national, and regional and state averages, together with its larger share of adjustable-rate loans with shorter repricing intervals in a rising interest rate environment is a significant basis for its yield on

Financial Condition (cont.)
interest-earning assets modestly higher than the comparable group and moderately higher than national and regional averages.
     Athens Federal had 0.23 percent of assets in intangible assets, compared to 1.53 percent for the comparable group, 0.77 percent for all thrifts and 0.54 percent for Midwest thrifts. The Bank had $270,000 in repossessed assets or 0.11 percent of assets at June 30, 2009. At June 30, 2009, the comparable group had a 0.23 percent ratio of repossessed assets to total assets, while all thrifts and Midwest thrifts had ratios of 0.61 percent and 0.66 percent, respectively.
     The financial condition of Athens Federal included a lower than average 0.44 percent ratio of nonperforming assets to total assets at June 30, 2009, compared to higher ratios of 0.88 percent ratio for the comparable group, 2.85 percent for all thrifts, 3.50 percent for Midwest thrifts and 0.60 percent for Tennessee thrifts. The Bank’s ratio of nonperforming assets to total assets was a higher 1.76 percent at December 31, 2008, and for its two prior fiscal years, the Bank’s ratios of nonperforming assets to total assets were lower at 0.17 percent at December 31, 2007, and 0.11 percent at December 31, 2006.
     At June 30, 2009, Athens Federal had $2,758,000 of allowance for loan losses, which represented 1.13 percent of assets and 1.41 percent of total loans. Those ratios are higher than the comparable group, which indicated allowances equal to 1.01 percent of assets and 1.21 percent of total loans. More significant, however, is an institution’s ratio of allowance for loan losses to nonperforming assets, since a considerable portion of nonperforming assets might eventually be charged off. Athens Federal’s $2,758,000 of allowance for loan losses represented a higher coverage of 258.0 percent of nonperforming assets at June 30, 2009, compared to the comparable group’s 108.35 percent. All thrifts and Midwest thrifts had ratios of 72.24 percent and 50.20 percent, respectively. Athens Federal had a 0.33 percent ratio of net charge-offs to average total loans, compared to ratios of 0.28 percent for the comparable group, 0.77 percent for all thrifts and 0.96 percent for Midwest thrifts.

Financial Condition (cont.)
     Historically and in recent periods, Athens Federal has been categorized by OTS as having minimal interest rate risk, as measured by its post-shock NPV ratio and sensitivity measure, primarily due to its higher ratio of equity to assets. At June 30, 2009, it was determined that the Bank’s net portfolio value would decrease $1.0 million or a minimal 3.0 percent if interest rates experienced an instantaneous increase of 200 basis points. Such lower interest rate risk is related in part to the Bank’s higher share of loans maturing or repricing in less than five years, its higher balance of adjustable-rate loans and its cash and shorter term investments and deposits.
     Overall, notwithstanding Athens Federal’s normal equity ratio, specifically considering its asset quality, reserves, coverage, and respective shares of cash and investments, loans and deposits relative to the comparable group, we believe that an upward adjustment is warranted for Athens Federal’s current financial condition.
BALANCE SHEET AND EARNINGS GROWTH
     During its most recent five calendar years, Athens Federal has been characterized by moderate rates of growth in assets, loans and deposits relative to the comparable group. Further compared to national and regional averages, moreover, the Bank has demonstrated a similar asset growth rate, a stronger loan growth rate and a slightly higher deposit growth rate over the past five years. The Bank had average annual asset growth of 9.37 percent from 2004 to 2008, compared to a positive 8.7 percent average annual growth rate for the comparable group, a positive 9.8 percent for all thrifts and a positive 7.2 percent for Midwest thrifts. Athens Federal’s asset growth rate is consistent with its deposit growth and stable balance of borrowings during that five year period. The Bank’s loan portfolio indicates an average annual increase of 16.03 percent from 2004 to 2008, compared to average growth rates of 10.2 percent for the comparable group, 10.8 percent for all thrifts and 8.4 percent for Midwest thrifts, with the higher growth based on its two new offices in Cleveland and the addition of key loan officers in that market.

Balance Sheet and Earnings Growth (cont.)
     Athens Federal’s deposits indicate average annual growth of 10.7 percent from 2004 to 2008, representing a dollar increase of $61.9 million during those five years, with a decrease of $3.6 million or 1.7 percent during the first six months of 2009. Annual deposit changes ranged from an increase of 15.4 percent in 2007 to an increase of 4.6 percent in 2008, compared to five year average growth rates of 7.6 percent for the comparable group, 8.8 percent for all thrifts and 6.6 percent for Midwest thrifts. Athens Federal had borrowed funds decreasing from $15.3 million in 2004 to $5.5 million in 2007. In 2008, those advances were increased, resulting in the Bank’s borrowed funds at $16.3 million at December 31, 2008. Athens Federal’s FHLB advances were a lesser $10.4 million in the first half of 2009. The deposit growth combined with the presence of a similar balance of borrowed funds to fund loan growth through June 30, 2009, were the basis for the Bank’s rise in assets during those five years. At June 30, 2009, Athens Federal’s 4.3 percent ratio of borrowed funds to assets was lower than the comparable group at 14.9 percent.
     The Bank’s ability to increase its asset base and deposits in the future is, to a great extent, dependent on its being able to competitively price its loan and savings products, to maintain a high quality of service to its customers, to increase its market share and to increase its loan origination activity. Bradley, McMinn and Monroe Counties, the location of Athens Federal’s seven offices, along with Meigs and Polk Counties, which are part of the Bank’s market area, experienced a positive trend in population and households between 1990 and 2000 and between 2000 and 2008, moderately higher than state and national increases during those periods, although smaller increases in population, households and median household income are projected through 2013. In 2000, all five counties indicated lower per capita income, lower median household income and lower median housing values compared to Tennessee and the United States.
     The Bank’s short to medium term focus is on organic growth, including product diversification with an emphasis on increasing its portfolio of nonresidential loans and commercial business loans. Assets and deposits are projected to experience growth of between

Balance Sheet and Earnings Growth (cont.)
7 percent and 9 percent in each of the three years following conversion, with loans projected to grow in excess of 7 percent per year. Notwithstanding its intended focus on nonresidential and commercial business loans, Athens Federal’s concurrent growth strategy in a very competitive lending environment is likely to result in only a modest increase in its yield on earning assets, as indicated in its business plan. The Bank projects that its cost of funds will moderate as it increases its share of noninterest bearing demand deposits as part of strategy to increase commercial as well as retail banking relationships. Consequently, the Bank projects a minimal rise in its net interest margin over three years and a decrease in its net interest rate spread of 17 basis points.
     The Bank’s base overhead expenses are projected to increase by 4 percent to 5 percent annually, exclusive of branching costs, and its ratio of noninterest expenses to assets are projected to remain over 4 percent, well in excess of comparable group, industry and regional averages. Athens Federal projects that its noninterest income will also remain higher than those averages, but based on those projections, its efficiency ratio, although improving, will continue to be less favorable than the comparable group, as well as national and regional averages. Overall, the Bank’s efficiency ratio, currently at 77.03 percent reflecting primarily its higher noninterest expense, is projected to decrease to 70 percent by 2012.
     Athens Federal’s ROAA is projected to increase modestly during the next three years to a level modestly higher than the current ROAA of the comparable group and also higher than national and regional averages.
     Athens Federal’s execution of a moderate growth strategy, although well considered, beginning from its current earnings performance position entails risk that have been recognized and calculated by the Bank in its business planning process. Such a strategy can be deterred or

Balance Sheet and Earnings Growth (cont.)
inhibited by both internal and external factors, including management, staffing, interest rate trends, changing demographics and overall economic conditions. At best, however, such moderate growth in the absence of concurrent earnings performance improvement during the three year horizon being considered does not, in our opinion, significantly enhance current value.
     Although market area demographics have, in most categories, been below state and national averages, Athens Federal has experienced both deposit growth and an increase in its market share of deposits. Based on the foregoing factors, including the likely considerable proceeds from the Bank’s conversion that must be prudently deployed over the current planning horizon in the context of its historical increases in loans and deposits, we have concluded that an upward adjustment to the Bank’s pro forma value is warranted.
DIVIDEND PAYMENTS
     The Corporation has not committed to pay dividends following the completion of its minority stock offering. Any payment of cash dividends by the Corporation in future years will continue to be dependent upon such factors as earnings performance, capital position, growth, and regulatory limitations.
     Each of the ten institutions in the comparable group pays cash dividends for an average dividend yield of 4.26 percent and a payout ratio of 56.27 percent. Inasmuch as the comparable group is comprised of lower earning institutions, one institution paid dividends per share in excess of its earnings per share, resulting in a payout ratio of over 100 percent. Such dividend yields have risen, due to the decrease in the market price of thrifts, which results in a higher dividend yield even though actual dividends have not increased.
     In our opinion, no adjustment to the pro forma market value of the Corporation is warranted at this time related to dividend payments relative to the comparable group, due to the fact that the Corporation may initiate dividends in the future.

SUBSCRIPTION INTEREST
     In 2008 and to date in 2009, investors’ interest in new issues has declined, with subscription levels for the limited transactions generally low, although a recent issue in Hawaii received stronger support from the marketplace, due to its unique characteristics and favorable market of Hawaii. Overall, the recent unenthusiastic reaction of potential IPO investors, including savings institution depositors, appears generally to be related to a number of economic factors, including the financial performance and condition of thrift institutions, the weakness of the local economy, general market conditions, aftermarket price trends, the limited activity in merger/acquisition transactions in the thrift industry, weaker housing values and credit and funds pressure in the mortgage lending market with higher delinquencies, resulting in higher charge-offs and higher provisions for loan losses. With the number of offerings small, relative to 2000 through 2007, there appears to be limited demand for new financial institution issues, particularly the smaller offerings, and even some issues attracting more interest have posted smaller than expected price increases and, in some cases, price decreases in the aftermarket. As presented in Exhibit 34, although the seven full conversions between January 1, 2008, and August 19, 2009, posted an average gain of 8.81 percent in their share prices on the first day of trading, five of the seven conversions had increases of less than 0.5 percent. The seven full conversions indicated a similar percentage price change of 8.68 percent from their IPO date to August 19, 2009. Two of the three conversions completed in 2009 indicated no IPO increase on the first day of trading. The exception was Territorial Bancorp, Inc., Honolulu, Hawaii, which had a 49.9 percent IPO increase on the first day of trading on July 13, 2009, but a total return since the IPO date of a much lower 0.4 percent.
     The Corporation will direct its initial subscription offering to depositors of the Bank and to the tax-qualified employee stock ownership plan (ESOP). The ESOP intends to purchase 8 percent of the stock sold in the offering. If there is a subsequent community offering, residents of the local market will be given a preference. The board of directors and officers anticipate purchasing approximately $2,937,500 or approximately 11.3 percent of the stock offered to the public based on the appraised midpoint valuation.

Subscription Interest (cont.)
     The Bank has secured the services of Keefe Bruyette & Woods, Inc. (“KBW”) to assist in the marketing and sale of the conversion stock.
     Based on the smaller size of the offering and its structure as a full conversion, the favorable local image of Athens Federal, recent market movement and current market and industry conditions, local market interest, the performance of Athens Federal, the terms of the offering and recent subscription levels and aftermarket performance of initial thrift offerings, we believe that no adjustment is warranted for the Corporation’s anticipated subscription interest.
LIQUIDITY OF THE STOCK
     The Corporation’s public offering of $18 million will result in a market capitalization smaller than the average $36.9 million market value of the comparable group and significantly smaller than the average of $95.0 million for Midwest thrifts. Of the ten institutions in the comparable group, all are traded on NASDAQ, indicating an average daily trading volume of 1,050 shares during the last four quarters. With 1,900,000 shares to be outstanding at the midpoint of the offering range, including 100,000 shares issued to the Athens Federal Foundation, the Corporation will a have smaller number of shares outstanding than the comparable group, with an average of 3.7 million shares.
     Based on the average market capitalization, shares outstanding and daily trading volume of the comparable group, as well as the relative trading volume of publicly-traded thrift institutions, including previous IPOs, we have concluded that a downward adjustment to the Corporation’s pro forma market value is warranted relative to the anticipated liquidity of its stock.

MANAGEMENT
     The president and chief executive officer of Athens Federal is Jeffrey L. Cunningham, who is also a director. Mr. Cunningham became president and chief executive officer in March 2000, having previously served the Bank as a director since 1993. Mr. Michael R. Hutsell is vice president, chief operating officer and chief financial officer of the Bank and has worked with the Bank since 1998. He previously worked with a division of Washington Mutual Bank as vice president and as branch manager in the consumer finance division. Mr. Ross A. Millsaps is vice president and chief credit officer, a position he has held since 2006. Prior to joining Athens Federal, Mr. Millsaps was employed with OTS for almost five years as a bank examiner and prior to that worked for Bank First, Lenoir City, Tennessee, as vice president and branch manager. Mr. Jay Legett, Jr., is president of the Cleveland City Division, a position he has held since 2006. Mr. Legett is also in charge of lending in the Cleveland city market and has over twenty years banking experience in commercial credit analysis, commercial banking and cash management. Mr. Christopher O. Adams is vice president in charge of deposit operations and has served in this position since 2006. Mr. Adams joined the Bank in 2001 and was previously in charge of marketing and public relations for the Bank. Ms. Amy C. Goodin is vice president in charge of compliance and serves as the Bank’s compliance officer. Ms. Goodin joined the Bank in 2000, serving as corporate secretary and assistant vice president and manager of the human resources department, and then in 2005, she became vice president and compliance officer. Ms. Grace L. Johnson is vice president and controller for the Bank, positions she has held since 2005. Prior to joining the Bank, Ms. Johnson was vice president and cashier with Benton Banking Company, Benton, Tennessee.
     It is our opinion that no adjustment to the pro forma market value of the Corporation is warranted for management.

MARKETING OF THE ISSUE
     The necessity to build a new issue discount into the stock price of a converting thrift institution continues to be a closely examined issue in recognition of uncertainty among investors as a result of the thrift industry’s rise in problem assets and provision for loan losses, overall decline in thrift stock prices, and reduced interest in conversion offerings. Minimal merger/acquisition activity has also resulted in limited interest in financial institution stocks.
     We believe that a new issue discount applied to the price to book valuation approach is appropriate and necessary in current public offerings and, in our opinion, various characteristics of the Corporation’s transaction, as well as current market trends, cause us to conclude that such a discount is warranted for this offering. Consequently, at this time we have made a modest downward adjustment to the Corporation’s pro forma market value related to a new issue discount.

VI. VALUATION METHODS
Introduction
     Historically, the most frequently used method for determining the pro forma market value of common stock for thrift institutions by this firm has been the price to book value ratio method, due to the volatility of earnings in the thrift industry. As earnings in the thrift industry have decreased in 2008 and 2009, even more emphasis has been placed on the price to book method. In determining the pro forma market value of Athens Bancshares Corporation, primary emphasis has been placed on the price to book value method, with secondary focus on the price to core earnings method, recognizing the Corporation’s more stable earnings relative to the industry.
     Used primarily as a correlative indicator, the price to assets method has also been included. The price to assets method is used less often for valuing ongoing institutions but becomes more useful in valuing converting institutions when the equity position and earnings performance of the subject institution are different.
     In addition to the pro forma market value, we have defined a fully converted valuation range with the minimum of the range being 85.0 percent of the pro forma market value, the maximum of the range being 115.0 percent of the pro forma market value, and a super maximum being 115.0 percent of the maximum. The pro forma market value or appraised value will also be referred to as the “midpoint value.” The valuation range recognizes the formation of the Athens Federal Foundation (“Foundation”) and the 100,000 shares or $1,000,000 to be issued to the Foundation.
     In applying each of the valuation methods, consideration was given to the adjustments to the Corporation’s pro forma market value discussed in Section V. Downward adjustments were made for the Bank’s market area, liquidity of the stock and the marketing of the issue. No adjustments were made for financial condition, subscription interest, dividends and management. Upward adjustments were made for earnings performance and balance sheet and earnings growth.

PRICE TO BOOK VALUE METHOD
     In the valuation of thrift institutions, the price to book value method focuses on an institution’s financial condition, and does not give as much consideration to the institution’s long term performance and value as measured by earnings. Due to the earnings volatility of many thrift stocks, the price to book value method is frequently used by investors who rely on an institution’s financial condition rather than earnings performance. Although this method is, under certain circumstances, considered somewhat less meaningful for institutions that provide a consistent earnings trend, it remains significant and reliable when an institution’s performance or general economic conditions are experiencing volatile or uncustomary trends related to internal or external factors, as currently exists in the market. It should be noted that the prescribed formulary computation of value using the pro forma price to book value method returns a price to book value ratio below market value on a fully converting institution
     Exhibit 50 shows the average and median price to book value ratios for the comparable group which were 63.12 percent and 60.39 percent, respectively. The full comparable group indicated a moderate range, from a low of 46.36 percent (Citizens South Banking Corp.) to a high of 97.01 percent (Rome Bancorp, Inc.). The comparable group had modestly higher average and median price to tangible book value ratios of 75.32 percent and 73.58 percent, respectively, with the range of 49.31 percent to a higher 101.69 percent. Excluding the low and the high in the group, the comparable group’s price to book value range narrowed modestly from a low of 50.60 percent to a high of 77.66 percent; and the comparable group’s price to tangible book value range also narrowed modestly from a low of 49.31 percent to a high of 96.93 percent.
     Considering the foregoing factors in conjunction with the adjustments made in Section V, we have determined a pro forma price to book value ratio of 50.11 percent and a price to tangible book value ratio of 50.90 percent at the midpoint. The price to book value ratio increases from 45.61 percent at the minimum to 58.02 percent at the maximum, as adjusted, while the price to tangible book value ratio increases from 46.38 percent at the minimum to 58.82 percent at the maximum, as adjusted.

Price to Book Value Method (cont.)
     The Corporation’s pro forma price to book value and price to tangible book value ratios of 50.11 percent and 50.90 percent, respectively, as calculated using the prescribed formulary computation indicated in Exhibit 49, are influenced by the Bank’s capitalization, balance sheet characteristics and trends and the local market, as well as subscription interest in thrift stocks and overall market and economic conditions. Further, the Corporation’s ratio of equity to assets after conversion at the midpoint of the valuation range will be approximately 16.14 percent compared to 12.07 percent for the comparable group. Based on the price to book value ratio and the Bank’s total equity of $25,331,000 at June 30, 2009, the indicated pro forma market value of the Corporation using this approach is $21,000,000 at the midpoint (reference Exhibit 49).
PRICE TO CORE EARNINGS METHOD
     The foundation of the price to earnings method is the determination of the earnings base to be used, followed by the determination of an appropriate price to earnings multiple. As indicated in Exhibit 3 and previously discussed, Athens Federal’s after tax net earnings for the twelve months ended June 30, 2009, were $1,730,000, and the Bank’s core earnings for that period were $1,837,000, based on the adjustments shown in Exhibit 7. The Corporation’s pro forma price to earnings and price to core earnings multiples are shown from a correlative and derivative perspective.
     In determining the fully converted price to core earnings multiple, we reviewed the ranges of fully converted price to core earnings and price to net earnings multiples for the comparable group, Midwest thrifts and all publicly-traded thrifts. As indicated in Exhibit 49, the average price to core earnings multiple for the comparable group was 13.06, while the median was 12.82. The average price to net earnings multiple was a lower 11.79 and the median multiple was a lower 11.77. The comparable group’s price to core earnings multiple was modestly lower than the 13.71 average multiple for all publicly-traded, FDIC-insured thrifts, but their median was higher than the median for all publicly-traded, FDIC-insured thrifts of 11.11. The range in the

Price to Earnings Method (cont.)
price to core earnings multiple for the comparable group was from a low of 8.89 (Elmira Savings Bank) to a high of 19.00 (Rome Bancorp, Inc.). The range in the price to core earnings multiple for the comparable group, excluding the high and low values, was from a low multiple of 9.04 to a high of 17.50 times earnings for eight of the ten institutions in the group, indicating a modest narrowing at the lower end of the range and a modest narrowing at the upper end. It should be noted that the two comparable group institutions with negative core earnings indicated price to core earnings multiples that are necessarily not meaningful (NM).
     Consideration was give to the adjustments to the Corporation’s pro forma market value discussed in Section V. In recognition of those adjustments, we have determined a fully converted price to core earnings multiple of 12.00 at the midpoint, based on the Corporation’s core earnings of $1,837,000 for the twelve months ended June 30, 2009. The Corporation’s fully converted core earnings multiple of 12.00 is lower than it net earnings multiple of 12.85. Based on the price to core earnings multiple of 12.00 and the Bank’s core earnings of $1,837,000 for the twelve months ended June 30, 2009, the indicated pro forma market value of the Corporation using this approach is $21,000,000 at the midpoint.
PRICE TO ASSETS METHOD
     The price to assets method is not frequently used, since the calculation incorporates neither an institution’s equity position nor its earnings base. Additionally, the prescribed formulary computation of value using the pro forma price to assets method does not recognize the runoff of deposits concurrently allocated to the purchase of conversion stock, returning a pro forma price to net assets ratio below its true level following conversion.
     Exhibit 50 indicates that the average price to assets ratio for the comparable group was 7.67 percent and the median was 6.21 percent. The range in the price to assets ratios for the comparable group varied from a low of 4.37 percent (Wayne Savings Bancshares, Inc.) to a high

Price to Assets Method (cont.)
of 17.16 percent (Rome Bancorp, Inc.). The range narrows with the elimination of the two extremes in the group to a low of 4.63 percent and a high of 11.88 percent.
     Based on the previously noted adjustments, it is our opinion that an appropriate price to assets ratio for the Corporation is 8.09 percent at the midpoint, which ranges from a low of 6.95 percent at the minimum to 10.46 percent at the maximum, as adjusted.
     Based on the Bank’s June 30, 2009, asset base of $243,010,000, the indicated pro forma market value of the Corporation using the price to assets method is $21,000,000 at the midpoint (reference Exhibit 49).
VALUATION CONCLUSION
     Exhibit 55 provides a summary of the valuation premium or discount relative to the comparable group at each of the valuation ranges using the price to book value, the price to core earnings multiple and the price to assets approaches. At the midpoint value, the price to book value ratio of 50.11 percent for the Corporation represents a discount of 24.60 percent relative to the comparable group and decreases to a discount of 12.70 percent at the super maximum. The price to core earnings multiple of 12.00 for the Corporation at the midpoint represents a discount of 8.09 percent and represents a premium of 26.61 percent at the super maximum. The price to assets ratio at the midpoint represents a discount of 5.54 percent, increasing to a premium of 36.45 percent at the super maximum.
     It is our opinion that as of August 19, 2009, the fully converted pro forma market value of the Corporation, was $21,000,000 at the midpoint, representing 2,100,000 shares at $10.00 per share. The fully converted pro forma valuation range of the Corporation is from a minimum of $17,850,000 or 1,785,000 shares at $10.00 per share to a maximum of $24,150,000 or 2,415,000 shares at $10.00 per share, with such range being defined as 15 percent below the

Valuation Conclusion (cont.)
appraised value to 15 percent above the appraised value. The maximum, as adjusted, or super maximum, defined as 15 percent above the maximum of the range, is $27,772,500 or 2,777,250 shares at $10.00 per share.
     The fully converted pro forma appraised value of Athens Bancshares Corporation as of August 19, 2009, is $21,000,000 at the midpoint, with $1,000,000 of the stock to be contributed to the Foundation or 4.76 percent of the total shares, resulting in $20,000,000 or 2,000,000 shares to be offered to the public as shown in Exhibit 49.

EXHIBITS
NUMERICAL EXHIBITS

OMITTED
IN ACCORDANCE WITH RULE 202 OF REGULATION S-T, THESE EXHIBITS ARE BEING FILED IN PAPER PURSUANT TO A CONTINUING HARDSHIP EXEMPTION.

EXHIBIT A
KELLER & COMPANY, INC.
Financial Institution Consultants

555 Metro Place North	614-766-1426
Dublin, Ohio 43017	(fax) 614-766-1459
PROFILE OF THE FIRM
KELLER & COMPANY, INC. is a national consulting firm to financial institutions, serving clients throughout the United States from its office in Dublin, Ohio. Since its inception in 1985, Keller & Company has provided a wide range of consulting services to over 200 financial institutions including banks, thrifts, mortgage companies, insurance companies and holding companies located in thirty-one states and Washington D.C., extending from Oregon to Maine. Keller & Company, Inc. provides a full range of consulting services, including the preparation of business/ strategic plans, market studies, stock valuations, ESOP valuations, de novo charter applications, fairness opinions, incentive compensation plans, etc. Keller also serves as advisor in connection with branch purchase/sale transactions and merger/acquisition transactions. Keller & Company, Inc. is also active in the completion of loan reviews, director and management reviews, compliance policies and responses to regulatory comments.
Keller & Company, Inc. is one of the leading conversion appraisal firms in the U.S. and is online for daily bank and thrift pricing data and ratios for every publicly-traded financial institution in the U.S. Keller & Company, Inc. is on-line for financial data and ratios for every bank and thrift in the U.S. Keller & Company is an affiliate member of numerous trade organizations including American Bankers Association and America’s Community Bankers.
Each of the firm’s senior consultants has over thirty years front line experience and accomplishment in various areas of the financial institution and real estate industries. Each consultant provides to clients distinct and diverse areas of expertise. Specific services and projects have included financial institution charter and deposit insurance applications, market studies, institutional mergers and acquisitions, branch sales and acquisitions, operations and performance analyses, business plans, strategic planning, financial projections and modeling, stock valuations, fairness opinions, conversion appraisals, capital plans, policy development and revision, lending, underwriting and investment criteria, data processing and management information systems, and incentive compensation programs.
It is the goal of Keller & Company to provide specific and ongoing services that are pertinent and responsive to the needs of the individual client institution within the changing industry environment, and to offer those services at reasonable fees on a timely basis. In recent years, Keller & Company has become one of the leading bank consulting firms in the nation.

CONSULTANTS IN THE FIRM
MICHAEL R. KELLER has over thirty years experience as a consultant to the financial institution industry. Immediately following his graduation from college, Mr. Keller took a position as an examiner of financial institutions in northeastern Ohio with a focus on Cleveland area institutions. After working two years as an examiner, Mr. Keller entered Ohio State University full time to obtain his M.B.A. in Finance.
Mr. Keller then worked as an associate for a management consulting firm specializing in services to financial institutions immediately after receiving his M.B.A. During his eight years with the firm, he specialized in mergers and acquisitions, branch acquisitions and sales, branch feasibility studies, stock valuations, charter applications, and site selection analyses. By the time of his departure, he had attained the position of vice president, with experience in almost all facets of banking operations.
Prior to forming Keller & Company, Mr. Keller also worked as a senior consultant in a larger consulting firm. In that position, he broadened his activities and experience, becoming more involved with institutional operations, business and strategic planning, regulatory policies and procedures, performance analysis, conversion appraisals, and fairness opinions. Mr. Keller established Keller & Company in November 1985 to better serve the needs of the financial institution industry.
Mr. Keller graduated from the College of Wooster with a B.A. in Economics in 1972, and later received an M.B.A. in Finance in 1976 from the Ohio State University where he took numerous courses in corporate stock valuations.

Consultants in the Firm (cont.)
JOHN A. SHAFFER has over thirty years experience in banking, finance, real estate lending, and development.
Following his university studies, Mr. Shaffer served as a lending officer for a large real estate investment trust, specializing in construction and development loans. Having gained experience in loan underwriting, management and workout, he later joined Chemical Bank of New York and was appointed Vice President for Loan Administration of Chemical Mortgage Company in Columbus, Ohio. At Chemical, he managed all commercial and residential loan servicing, administering a portfolio in excess of $2 billion. His responsibilities also included the analysis, management and workout of problem commercial real estate loans and equity holdings, and the structuring, negotiation, acquisition and sale of loan servicing, mortgage and equity securities and real estate projects. Mr. Shaffer later formed and managed an independent real estate and financial consulting firm, serving corporate and institutional clients, and also investing in and developing real estate.
Mr. Shaffer’s primary activities and responsibilities have included financial analysis, projection and modeling, asset and liability management, real estate finance and development, loan management and workout, organizational and financial administration, budgeting, cash flow management and project design.
Mr. Shaffer graduated from Syracuse University with a B.S. in Business Administration, later receiving an M.B.A. in Finance and a Ph.D. in Economics from New York University.

Consultants in the Firm (cont.)
F. SCOTT O’DONNELL has over thirty-five years of experience in the banking industry and regulatory environment. Mr. O’Donnell’s banking career began in 1972 when he worked for a small regional bank in eastern Ohio, serving the bank and its holding company as a senior credit officer, executive vice president and a director. In 1980, Mr. O’Donnell joined the Society Corporation (N.K.A. KeyCorp) in Cleveland, Ohio, starting as an executive officer responsible for credit quality in the affiliate banks. As KeyCorp grew, his responsibilities expanded to include credit policies, board reporting and internal loan review.
In 1999, Mr. O’Donnell was appointed Superintendent of Financial Institutions for the State of Ohio. This position substantially expanded Mr. O’Donnell’s responsibilities to include the supervision of savings and loans, credit unions, and various consumer credit organizations as well as banks. During this time, Mr. O’Donnell oversaw the chartering of numerous new banks and the regulatory supervision of banks subject to formal and informal enforcement action, including Memoranda of Understanding, Written Agreements, and Cease and Desist Orders. At the same time, Mr. O’Donnell developed a strong working relationship with federal regulators who shared the supervision of the various financial institutions.
Mr. O’Donnell has been a policy maker in the banks and regulatory agencies in which he worked. This unique combination of experiences well suits him to assist financial institutions that need compliance and regulatory assistance.
Throughout Mr. O’Donnell’s career, he has been active in the organizations supporting banking. He has served as a director member of the Conference of Bank Supervisors. He has been a member of the Ohio Bankers League and the Ohio Bankers Association, and continues to work with the Community Bankers Association of Ohio.

EXHIBIT B
RB 20
CERTIFICATION
I hereby certify that I have not been the subject of any criminal, civil or administrative judgments, consents, undertakings or orders, or any past administrative proceedings (excluding routine or customary audits, inspections and investigation) issued by any federal or state court, any department, agency, or commission of the U.S. Government, any state or municipality, any self-regulatory trade or professional organization, or any foreign government or governmental entity, which involve:
(i)	commission of a felony, fraud, moral turpitude, dishonesty or breach of trust;

(ii)	violation of securities or commodities laws or regulations;

(iii)	violation of depository institution laws or regulations;

(iv)	violation of housing authority laws or regulations;

(v)	violation of the rules, regulations, codes or conduct or ethics of a self-regulatory trade or professional organization;

(vi)	adjudication of bankruptcy or insolvency or appointment of a receiver, conservator, trustee, referee, or guardian.
I hereby certify that the statements I have made herein are true, complete and correct to the best of my knowledge and belief.

Conversion Appraiser

September 10, 2009	/s/ Michael R. Keller

Date	Michael R. Keller

EXHIBIT C
AFFIDAVIT OF INDEPENDENCE
STATE OF OHIO,
COUNTY OF FRANKLIN, ss:
     I, Michael R. Keller, being first duly sworn hereby depose and say that:
     The fee which I received directly from the applicant, Athens Bancshares Corporation, in the amount of $35,000 for the performance of my appraisal was not related to the value determined in the appraisal and that the undersigned appraiser is independent and has fully disclosed any relationships which may have a material bearing upon the question of my independence; and that any indemnity agreement with the applicant has been fully disclosed.
     Further, affiant sayeth naught.

/s/ MICHAEL R. KELLER
MICHAEL R. KELLER

     Sworn to before me and subscribed in my presence this 9th day of September 2009.

JANET M. M0HR Notary Public, State of Ohio My Commission Expires 12/2/2012	/s/ JANET M. M0HR NOTARY PUBLIC

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